As filed with the Securities and Exchange Commission on May 5, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PIMI AGRO CLEANTECH, INC.
(Name of small business issuer in its charter)

Delaware	700	26-4684680
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Pimi Agro CleanTech, Inc.
 1209 Orange Street
Wilmington, Delaware 19801
(972)-72-2116144

(Address and telephone number of principal executive offices and principal place of business)

Mr. Youval Saly
Chief Executive Officer
Pimi Agro CleanTech, Inc.
Kibutz Alonim, POBox 117,
Hutzot Alonim 30049
Israel
(972)-54-6569978
(Name, address and telephone number of agent for service)

Copies to:

Marc J. Ross, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Fl. New York, New York 10006 (212) 930-9700 (212) 930-9725 (fax)	Jonathan R. Shechter, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Fl. New York, New York 10006 (212) 981-6774 (212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	405,703	$1.35	$547,700	$30.60

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

(2) The selling shareholders will offer their shares at $1.35 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 5, 2009
PIMI AGRO CLEANTECH, INC.

405,703 SHARES OF

COMMON STOCK

The Selling shareholders are offering up to 405,703 shares of common stock. The selling shareholders will offer their shares at $1.35 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses. As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop Our common stock is not currently listed on any national securities exchange, the FINRAAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2009.

TABLE OF CONTENTS

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Pimi", "Company", "we," "us," or "our" refer to Pimi Agro CleanTech, Inc.

Organization

Pimi Agro CleanTech, Inc. is a Delaware Corporation with one operating subsidiary, Pimi Agro CleanTech, Ltd, which is an Israeli Limited Company (“Pimi Israel”). The Company was formed on April 1, 2009, under the laws of the State of Delaware, and its subsidiary Pimi Israel was formed on January 2004 in the State of Israel under the name "Pimi Marion Holdings Ltd.", and has since changed its name to "Pimi Agro Cleantech Ltd.", on October 2008. The Company, through Pimi Israel, owns a patented technology for the treatment of pre and post harvest of fruits and vegetables utilizing environmentally friendly products.

On April 27, 2009 we purchased all the issued shares of Pimi Israel from the Pimi Israel shareholders in consideration for 6,313,589 shares of Common Stock of the Company to the Pimi Israel shareholders. As a result, Pimi Israel became a wholly owned subsidiary of the Company.

In December 2005, Pimi Israel purchased all of the outstanding shares of Optiguide Humidity Control Ltd. ("Optiguide"). Optiguide was at the time of its purchase, an Israeli company that engaged in the development, assembly and marketing of humidity control systems. At the time, the Company’s strategy was to develop an integrated product based on the Optiguide fogging delivery systems and the Company’s formula. On April 30, 2007 Pimi Israel completed the sale of Optiguide. For further information, please see Note 14 to our Financial Statements.

We are a development stage business and have had limited revenues since our formation. There is currently no public market for our common stock. As with any investment, there are certain risks involved in this offering.  All potential investors should consult their own tax, legal and investment advisors prior to making any decision regarding this offering.  The purchase of our shares is highly speculative and involves a high degree of risk, including, but not necessarily limited to, the “Risk Factors” described herein on page 8.  Any person who cannot afford the loss of their entire investment should not purchase our shares.

Business

Pimi was established in 2004 to develop and sell environmentally friendly alternative solutions to current methods for pre and post harvest treatments of fruits and vegetables. Current methods in practice use residue of harmful chemical pesticides. Pimi Israel and its Co- founder, Mr. Nimrod Ben Yehuda, have invested many years of research in developing eco-friendly solutions; the company’s technology platform is based on a unique and patented formulation of Stabilized Hydrogen Peroxide (“STHP”) for the treatment of fruits and vegetables. Pimi has also developed a controlled distribution system to apply its solution while maintaining humidity at the highest required levels in storage rooms utilizing advanced technology to create micro droplets, in accordance with a special working protocol developed by Pimi.

Pimi is addressing the immediate need for developing treatment and season-long harvest storage that is chemical-free and environmentally friendly. As of the date of the filing of this registration statement, Pimi is focusing on the treatment of potatoes, which is the second largest stored crop world-wide (after grains), and is therefore Pimi’s first sales target.

The market for Pimi’s products is divided into two sections: (i) stored potatoes (for both table and processed potatoes), where Pimi’s products prevent quality losses due to sprouting and diseases, and (ii) the market of seeds potatoes where our products aim to prevent diseases and pathogens.

Our website is located at http://www.pimiagro.com. The content of our website and the websites referenced throughout this Prospectus are not part of this Prospectus.

 The Offering

Common stock outstanding before the offering	6,313,589

Common stock offered by selling stockholders
Up to 405,703 shares.

The maximum number of shares to be sold by the selling stockholders, 405,703 represents 6.4% of our current outstanding stock.

The selling stockholders will offer their shares at $1.35 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this annotation, thereafter at prevailing market prices or privately negotiated prices .

Common stock to be outstanding after the offering	Up to 6,313,589 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 8.

Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

The above information regarding common stock to be outstanding after the offering is based on 6,313,589 shares of common stock outstanding as of April 30, 2009.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our independent auditors have expressed doubt about our ability to continue our activities as a going concern, which may hinder our ability to obtain future financing.

Since we have been focused on developing our propriety technology for availability of commercialization, we have suffered recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the years ended December 31, 2008, 2007 and 2006, our independent auditors included an explanatory paragraph regarding the doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the status of the company.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant/substantial dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.  If the Company should fail to continue as a going concern, you may lose the value of your investment in the Company.

We have a limited operating history upon which to base an investment decision.

Our operating subsidiary, Pimi Israel, was formed in January 2004 and we have only recently begun selling of our products. We have a limited operating history as a company.  As a result, there is very limited historical performance upon which to evaluate our prospects for achieving our business objectives.  Our prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by development stage entities.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our research and development activities and transition to commercial operations have been and will continue to be significant. We will require additional funds to continue research, development and testing of our technologies and products, to obtain intellectual property protection relating to our technologies when appropriate, and to market our products. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  There is no assurance additional funds will be available from any source; or, if available, such funds may not be on terms acceptable to the Company.  In either of the aforementioned situations, the Company may not be able to fully implement its growth plans. Moreover, we will not receive any proceeds from the sale of stock by our selling stockholders, and thus this offering will not affect our ability to meet capital requirements. Additionally, we have not been legally able to undertake any financing efforts, other than some short term debt financing effort, while our Registration is pending.

In order to continue our operations, without expanding our activities we estimate that we will need minimum capital in the sum of $0.8 Million in 2009 (out of which we have raised already $0.255 Million) and the sum of $0.8 Million in 2010.

We expect to face significant competition from other companies looking to develop or acquire new alternative environment-friendly solutions for the treatment of fruits and vegetables.

We expect to face significant   competition in every aspect of our business, and particularly from other companies that seek to enter our market. As regulators are pushing to move away from current residue chemical solutions, such as Chlorophenyl Isopropyl Carbamate also known as Chlorpropham or CIPC (“CIPC”), existing suppliers of these solutions are anxiously looking to develop or acquire new alternative environment-friendly solutions that can sustain their market share and revenue streams or to enable the continuance of CIPC at current levels in new ways of treatment. Additionally, as market opportunity becomes eminent, competitors and new players will most likely attempt to develop similar or comparable solutions. Although Pimi believes its technology is unique, is well protected, and will provide it with a significant competitive barrier, it is nevertheless possible that superior or more cost-effective alternative technology will emerge that will achieve greater market acceptance and render Pimi’s products less competitive. Furthermore, existing vendors can cooperate to combat new players by reducing market prices and margins or other competitive initiatives. The future success of Pimi will therefore depend, to a large extent, upon the company’s ability to achieve market acceptance of its innovative solutions as well as develop and introduce new products and enhancements to existing products. No assurance can be given that the Company will be able to compete in such a market place.

We are dependent upon our Managers for the operating of the Company.

The Company is dependent upon the services of its management to determine and implement the overall focus and strategy of the Company.  Furthermore, the Company is dependent upon the Managers to oversee the operations of Pimi and Pimi Israel.  Thus, there can be no assurance that the Managers’ experience will be sufficient to successfully achieve the business objectives of the Company.  All decisions regarding the management of the Company’s affairs will be made exclusively by the Officers and Directors of the Company.  In the event these persons are ineffective, the Company’s business and results of operation would likely be adversely affected.

Our success is dependent upon our ability to achieve regulatory approvals in the U.S. and abroad.

A critical key to our success and ability to expand our business is our ability to obtain regulatory approvals in the European Union and United States for the use of our products in these countries and also in other countries. The regulatory approvals are dependant on trials to show the efficacy or the non toxicity of our products. Such trial might take longer period than expected and it might delay obtaining such regulatory approvals or might cause delay in starting operation on a large scale in these countries and jurisdictions.

Our success is dependent upon our ability to achieve market acceptance
In order to achieve high volume sales, and attain a leading market share and become the new standard of treatment, the Company’s SpuDefenderTM and other products must not only be approved by the regulators but also endorsed by the major potato food processors, retailer of fruits and vegetables as well as the organic food and environment organizations. Pimi is aware of this key factor and is focusing on conducting large scale trials with major food processors and retail supplier of table potatoes in several countries, in order to show the efficacy of the SpudefenderTM and our technology and to receive the recognition of the industry, but no assurances can be made that we will succeed in such endeavor and how long it will take until we shall receive market recognition.

Our products and technology are still in development stage and require additional trials and development

Our products and technology have been tested in numerous trials, mainly in Israel, which is a hot climate country and on vegetables varieties which are grown in hot climate as well as storage rooms with refrigeration. Trials conducted in Europe during the last potato season in cold weather conditions demonstrated that we need to make some adjustments to our storage protocol mainly because of these weather conditions. These adjustments may require additional trials and may delay the commercialization of our products and technology.

We rely on our Technologies to successfully develop and market new and existing products.

Our product has been tested in multiple small scale tests. As of the date of filing of this registration statement, is currently undergoing five large scale field trials in the United Kingdom, Germany and the Ukraine with leading food processors and retailers in such countries. It is possible that the results from these large scale tests may show lower efficacy than tests conducted previously, and may require some product improvements as well as possible changes in the application and storage protocol. These factors may significantly delay our product’s introduction to market. Likewise, we cannot be sure these products will be commercially viable, and have no assurances that we will be able to expand upon our current product offerings or that any such expansion will result in revenues to the company.

We rely on rapidly establishing a global distributorship network in order to effectively market our products.

Pimi, through its wholly owned subsidiary, has developed initial partnerships with local distributors in Europe. In order to expand sales and marketing globally, and capture a leading market share before any potential reaction from the competition, Pimi will need to rapidly expand geographically and establish a global distribution network. This is likely to put pressure on management, financial and operational resources of the Company. In order to mitigate this factor, once Pimi establishes a significant presence in the market, it will proceed to establish strategic OEM partnerships with some of the leading players in the market, however, there are no assurances that we will succeed in establishing such partnerships, which may harm the marketing of our product and the development of our business.

Our inability to attain and protect intellectual property rights could reduce the value of our products, services and brand.

Patents and pending patents, trademarks, trade secrets, copyrights and other intellectual property rights may be important assets for us. Various events outside of our control pose a threat to our ability to attain or protect intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our ability to attain or protect our intellectual property rights could harm our business or our ability to compete. Also, protecting intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our future intellectual property could make it more expensive to do business and harm our operating results.

Our success is dependent upon the acceptance of environment-friendly storage solutions for fruits and vegetables.

The future of the company is dependent upon the acceptance of environment-friendly, non-residue storage solutions for as well as the objection to genetically modified, fruits and vegetables. Although this appears to be the direction the market is going in the coming years, these trends as well as the future size of this market, and other potential markets for the Company’s products, depend upon a number of factors, many of which are beyond the control of the Company. For example, failure to receive regulatory approvals or failure to convince retailers or food processors, to bear additional cost for residue free fruit and vegetables, failure to convince the consumers to purchase residue free fruits and vegetables for higher prices, could have adverse effects on Pimi’s business, financial condition, operating results and cash flow going forward.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall, in the event it becomes listed on the OTCBB. Each of the risk factors listed in the section Risk Factors, and the following factors may affect our operating results:

•	Our ability to attract users for our products.

•	Our ability to generate revenue from our products.

•	The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure.

•	Our focus on long-term goals over short-term results.

•	Our ability to keep our testing programs operational at a reasonable cost and without service interruptions.

•	Global economic situation.

•	Fluctuations in weather conditions.

•	The seasonal nature of our business.

Our business depends to some extent on international transactions.

As a consequence of the international nature of Pimi’s business, the company is exposed to risks associated with changes in foreign currency exchange rates. A majority of the company’s revenues and substantially all of its cost of sales are in USD or Euros, whilst our management, marketing, sales and R&D costs are in NIS. The Company is therefore exposed to foreign currency risk due to fluctuations in exchange rates. This may result in gains or losses with respect to movements in exchange rates, which may be significant and may also cause fluctuations in reported financial information that are not necessarily related to the Company’s operating results.

We operate in developing countries which are affected seriously by the global economic crisis.

Among other countries we are currently operating in developing countries such as Ukraine and we intend to operate in other developing countries which are largely affected by the current global economic crisis. This may affect our ability to expand our operations and to achieve our sales target in these countries.

The dangers inherent in production and transportation of Hydrogen Peroxide could cause disruptions and could expose us to potentially significant losses, costs or liabilities.

Pimi's operations are subject to significant hazards and risks inherent in transporting of the active ingredient of our Product- Hydrogen Peroxide. In high concentrations, Hydrogen Peroxide is an aggressive oxidizer and will corrode many materials. High concentrations of H2O2 will react violently. Hydrogen Peroxide should be stored in a cool, dry, well-ventilated area and away from any flammable or combustible substances. It should be transport in special tanks and vehicles and should be stored in a container composed of non-reactive materials. These hazards and risks include, but are not limited to,  fires, explosions, third-party interference (including terrorism) and mechanical failure of equipment at Pimi’s or third-party facilities. The occurrence of any of these events could result in production and distribution difficulties and disruptions, personal injury or wrongful death claims and other damage to properties.

Risks Related to our Location in Israel

Conditions in Israel may limit our ability to manage and market our products, which would lead to a decrease in revenues.

Because part of our operations is conducted in Israel and our management is located in Israel, our operations are directly affected by economic, political and military conditions affecting Israel. Specifically, we could be adversely affected by:

 any major hostilities involving Israel;

 risks associated with outages and disruptions of communications networks due to any hostilities involving Israel; and

 a significant downturn in the economic or financial conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite negotiations to effect peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza Strip. In addition, the recent armed conflict with Hezbollah on the northern border of Israel and extremists groups in the southern region may negatively affect business conditions in Israel. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any further escalation in these hostilities or any future conflict, political instability or violence in the region may have a negative effect on our business, harm our results of operations and adversely affect our share price.

Furthermore, there are a number of countries that restrict business with Israel or with Israeli companies, which may limit our ability to promote our products and services in those countries.

We may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for our products.

We have non-competition agreements with all of our employees, all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during and for up to 6 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

Risks Related to this Offering.

The Company arbitrarily determined the offering price and terms of the Shares offered through this Prospectus.

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria.  No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder.  Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares are an illiquid investment and transferability of the Shares is subject to significant restriction.

There is presently no market for the shares, and we cannot be certain that a public market will become available, or that there will be sufficient liquidity to allow for sale or transferability of the shares within the near future. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time.  There is not a public market for the resale of the Shares.  A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

Because We May Be Subject To The “Penny Stock” Rules, You May Have Difficulty In Selling Our Common Stock.

If a public market develops for our common stock and our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules.  These rules impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own. According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

If we are subject to penny stock rules, you may have difficulty selling your shares of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;

•	our growth strategies;

•	anticipated trends in our business;

•	our future results of operations;

•	our ability to make or integrate acquisitions;

•	our liquidity and ability to finance our acquisition and development activities;

•	the timing, cost and procedure for proposed acquisitions;

•	the impact of government regulation;

•	estimates regarding future net revenues;

•	planned capital expenditures (including the amount and nature thereof);

•	estimates, plans and projections relating to acquired properties;

•	our financial position, business strategy and other plans and objectives for future operations;

•	the possibility that our acquisitions may involve unexpected costs;

•	competition;

•	the ability of our management team to execute its plans to meet its goals;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

All written and oral forward-looking statements made in connection with this Form S-1 that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The pricing of the Shares has been arbitrarily determined and established by the Company.  No independent accountant or appraiser has been retained to protect the interest of the investors.  No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares.  Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company’s prospects for success and prices of similar entities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Background

Pimi Israel was established in 2004 with a vision towards developing environmentally friendly and organic alternative solutions to current chemical treatments of agricultural harvest, such as fruits, vegetables and grains, thereby improving the well-being of consumers, growers and the environment. hawse have devoted significant research in developing environmentally friendly solutions for pre and post harvest treatments of fruits and vegetables. The company's technology is based on a unique, patented formulation of Stabilized Hydrogen Peroxide, combined with a controlled distribution system used to apply it, as well as to maintain humidity at optimal levels in storage rooms.

On April 27, 2009 we purchased all the issued and outstanding shares of Pimi Israel from Pimi Israel’s shareholders in consideration for 6,313,589 shares of our Common Stock (the “Exchange Agreement"). As a result, Pimi Israel became a wholly-owned subsidiary of the Company.

Pimi is addressing the immediate need of minimizing crop loss during season-long harvest storage using treatments that are chemical-free and environmentally friendly. Current industry treatments are based on harmful chemicals that are gradually being banned by regulatory bodies throughout the world. Due to the magnitude of this unsolved problem and the enormous impact of a long-awaited solution in the global agricultural industry, management believes that Pimi is positioned to become a leading company in this field.

Plan of Operation and Financing Needs

The Company has sustained operating losses and its cash needs extend beyond its current resources. Subsequent to the third quarter of 2009, the Company will exhaust most of its liquidity. In addition, the Company does not have a reliable source of future funding. These factors create an uncertainty about the Company’s ability to continue as a going concern.

As of the filing date of this registration statement, we have generated limited revenues from sales of our products to customers.

In order to complete our R&D and to generate sales we will require working capital in the sum of $1.2 million (out of which we have already raised $0.255 million as of April 30, 2009) and $1.3 million in the years 2009 and 2010, respectively.  We plan to raise funds from Institutional Investors and private investors in 2009 in the net amount of $3.3 Million.

From January 2008 through April 2009, Pimi Israel engaged in a Private Placement in the aggregate amount of $1.196 Million which included up to 2,279,355 Ordinary Shares of Pimi Israel for the average price of $0.525 per share, which were exchanged for 2,279,355 shares of Common Stock of the Company under the Exchange Agreement. This financing allowed us to execute pilot treatments of storage rooms with our product and technology in the UK, Germany and the Ukraine, to begin marketing of our products and technology and to advance the development of our products and technology.

As of the date of the filing of this registration statement, there is no expected purchase or sale of plant or significant equipment in the next 12 months. There are no planned significant changes in the number of employees over the next 12 months; however, if a contract that requires significant staff increase is presented and executed, it may be necessary to hire additional employees.

Results of Operations for the Year Ended December 31, 2008 compared to Year Ended December 31, 2007 and to the Year Ended December 31, 2006

Total Net Sales:  Total Net Sales increased $88,849 or 564% to $104,612 in 2008 from $15,763 for 2007.  Increase of revenue was derived from sales of our products and technology to pilot storage rooms in order to show efficacy in the UK, Ukraine and Germany. The Company’s products and technology are still in development stage and have not been actively marketed to date. Total Net Sales decreased $13,691 or 46% to $15,763 in 2007 from $29,454 for 2006.These decreases in 2006 and 2007 were due to investments in pilot storage rooms for proving the efficacy of our products, and the introduction of our product without generating substantial sales.

R&D Expenses: R&D Expenses for 2008 of $515,154 increased $196,139 or 61% from the $319,015 in 2007, due to cost of the pilot storage rooms we have installed in the UK, Ukraine and Germany and costs related to these pilot rooms such as travel expenses. R&D Expenses for 2007 of $319,015 decreased $132,989 or 29% from the $452,004 in 2006, mostly due to R&D Grants received from the Chief Scientist – Government of Israel in the amount of $91,248 in 2007, in comparison with no grants received in 2006.

General and Administrative Expenses:  General and administrative expenses decreased by $3,004 or 2% in 2008 to $187,032 from $190,036 in 2007. General and administrative expenses increased by $39,218 or 26% in 2007 to $190,036 from $150,818 in 2006, mostly due to increase in Professional fees expenses.

Loss from Operations:  Loss from operations for 2008 of $597,574 was up $104,286 or 21% from the loss from operations in 2007 of $493,288 as a result of the growth in R&D expenses ($196,139) were partially compensated by growth of sales ($88,849). Loss from operations for 2007 of $493,288 was up $80,080 or 14% from the loss from operations in 2006 of $573,368 as a result of the reduction in R&D expenses of $132,989 (mostly R&D Grants), were partially balanced by growth of General and Administrative expenses of $39,218 (Mostly Professional fees expenses), and decrease in sales of $13,691.

Financing Expenses:  Total financing expenses in 2008 amounted to $5,420, which were $3,663 higher than our financing expenses of $1,757 in 2007. This was  a result of higher net interest and bank expenses in 2008 than in 2007. Total financing expenses of $1,757 in 2007 were $10,056 lower than our financing expenses of $11,813 in 2006, as a result of lower net interest and bank expenses in 2007 than in 2006.

Net Loss:  Net loss of $602,994 in 2008 was $261,541 or 77% more than the net loss in 2007 of $341,453. The net loss for 2007 was reduced due to income from discontinued operation (see note 14 to the Financial Statements). Net loss of $341,453 in 2007 was $489,962 or 59% less than the net loss in 2006 of $831,415. The net loss for 2007 was reduced due to income from discontinued operation at the amount of 153,592, The net  Loss for 2006 was increased from discontinued operation at the amount of $246,234 (see note 14 to the Financial Statements).

The following table presents certain financial data for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

	U S Dollars
	Year ended December 31,
	2008	2007	2006

Revenues	104,612	15,763	29,454
Research and development expenses	(515,154)	(319,015)	(452,004)
General and administrative expenses	(187,032)	(190,036)	(150,818)
Operating loss	(597,574)	(493,288)	(573,368)
Financing expenses (income), net	(5,420)	(1,757)	(11,813)

Loss from continuing operation	(602,994)	(495,045)	(585,181)
Income (loss) from discontinued operation	-	153,592	(246,234)
Net Loss for the period	(602,994)	(341,453)	(831,415)

Liquidity and Capital Resources

At December 31, 2008, we had liabilities of $238,184, including $126,000  of general accounts payable, and $112,000 was due to related parties.  The amounts due to related parties are for consulting services and salaries ($86,000) and for services and reimbursement of expenses relating to the company’s patents and patent applications ($26,000).

The Company has sustained operating losses and its cash needs extend beyond its current resources. Subsequent to December 2009, the Company will exhaust most of its liquidity. In addition, the Company does not have a reliable consistent source of future funding. These factors create an uncertainty about the Company’s ability to continue as a going concern.

The Company anticipates that it will begin to realize material revenues in 2010, as clients will begin to utilize and pay for the Company’s product and technology , and the Company determined that approximately $2.5 million of additional funding is necessary to bridge the Company to the larger revenue sales that were due to begin in 2010.

Net Cash Provided by or Used in Operating Activities

Net cash used in operating activities, generated from continuing operations was $589,632, $226,617 and $868,175 for the years ended December 31, 2008, 2007 and 2006, respectively. Net cash used in operating activities primarily reflects the net loss for those periods, which was reduced in part by depreciation and amortization, stock-based compensation and changes in operating assets and liabilities.

Net cash (used in) provided in operating activities, generated from discontinued operations (in 2007 includes capital gain on disposal of $245,574), was ($153,592) and $246,234 for the years ended December 31, 2007 and 2006.

Net Cash Provided by or Used in Investing Activities

Net cash used in investing activities was $18,682, $4,267 and $27,685 for the years ended December 31, 2008, 2007 and 2006, respectively, used primarily to purchase equipment (such as computers, and office equipment), and funds deposit in respect of employees rights upon retirement .

Net Cash Provided by or Used in Financing Activities

Net cash provided by financing activities was $845,744, $324,661 and $677,626 for the years ended December 31, 2008, 2007 and 2006, respectively, primarily attributable to capital raised in 2008, 2007 and 2006 and to loans from shareholders that were received in 2006.

Management believes that as a result of anticipated financing in 2009, and with certain revenues to be received from the sale and delivery of its products to clients, there will be sufficient capital to meet operating needs for the year ended December 31, 2009. However, there can be no assurance that we will be able to obtain such financing, on terms acceptable to us and at the times required, or at all. In addition, there can be no assurance that the contracts that the Company is relying upon will generate sufficient revenue to meet its operating needs, and therefore, there is a risk that the Company will not have sufficient capital or liquidity in the future, if these contracts do not come to fruition, or do not generate the revenue the Company anticipates. If these contracts do not generate the anticipated revenue, it is likely the Company will not have sufficient liquidity or capital resources to sustain itself without additional financing, and there is no assurance that additional financings will be available to the Company, or if such financing will be available on acceptable terms.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our accounting policies are described in Note 2 to the financial statements appearing elsewhere in this report. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. Due to the early stage of operations of the Company there are no accounting policies that are considered to be critical accounting policies by the management.

Recently issued accounting pronouncements

FAS 141(R), "Business Combinations"

In December 2007, the FASB issued FAS 141(R), “Business Combinations”. This Statement will replace FAS 141, “Business Combinations” (“FAS 141(R)”). FAS 141(R) retains the fundamental requirements of FAS 141 with respect to the implementation of the acquisition method of accounting (“the purchase method”) for all business combinations and for the identification of the acquirer for each business combination. This Statement also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, how the acquirer recognizes and measures the goodwill acquired in a business combination and the disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
FAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after December 15, 2008 (January 1, 2009 for the Company). Early adoption of FAS 141(R) is prohibited. The Company has not yet evaluated this statement for the impact, if any, that it will have on the financial position and results of operations on the Company.

FAS 160, "Noncontrolling Interests in Consolidated Financial Statements"

In December 2007, the FASB issued FAS 160, “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”). This Statement amends ARB 51 and establishes accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. FAS 160 is effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). Early adoption of FAS 160 is prohibited. The Company has not yet determined the impact, if any, that FAS 160 will have on its financial position and results of operations.

FAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles"

In May 2008, the FASB issued FAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("FAS 162"). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (the GAAP hierarchy). FAS 162 is effective sixty days following the SEC's approval of PCAOB amendments to AU Section 411, "The Meaning of 'Present Fairly in Conformity With Generally Accepted Accounting Principles'". The Company is currently adhere to the hierarchy of GAAP as presented in FAS 162, and the adoption is not expected to have a material impact on the financial position and results of operations on the Company.

BUSINESS

History

Pimi Agro CleanTech, Ltd. ("Pimi Israel") was established in 2004 with a vision to develop and sell environmentally friendly alternative solutions to current methods for pre and post harvest treatments of fruits and vegetables. Current methods in practice and products leave residue of harmful chemical pesticides. Pimi and its Co-Founder, Mr. Nimrod Ben Yehuda have invested many years of research in developing eco-friendly solutions; the company’s technology platform is based on a unique and patented formulation of STHP for the treatment of fruits and vegetables. Pimi has also developed a controlled distribution system to apply its solution while maintaining high levels of relative humidity in storage rooms using advanced technology to create micro droplets, in accordance with special working protocol.

In December 2005, Pimi Israel purchased all of the outstanding shares of Optiguide. Optiguide was an Israeli company that engaged in the development, assembly and marketing of humidity control systems. At the time, the Company’s strategy was to develop and integrate a product based on Optiguide’s fogging delivery systems and the Company’s formula. On April 30, 2007 Pimi Israel completed the sale of Optiguide. For further information, please see Note 14 to our Financial Statements.

On April 27, 2009 we purchased all the issued shares of Pimi Israel from Pimi Israel’s shareholders, in consideration for 6,313,589 shares of the Company’s Common Stock. As a result, Pimi Israel became a wholly owned subsidiary of the Company.

At the moment Pimi is focused on addressing the immediate need for treatment of season-long harvest storage, which is chemical-free and environmentally friendly for table and processed potatoes and also for potatoes seeds.

Industry Overview

The fresh fruit and vegetable industry is constantly seeking technology and methods to prolong shelf life, reduce quality losses and keep freshness of crops. In most cases the only way to prolong shelf life and reduce quality losses is by using chemicals which leave residues. The processed food industry is also using chemicals which leave residues and contaminate water and livestock. Heavy chemicals which leave residue are used also by the seed industry.

Agricultural regulatory bodies such as European Commission of Health and Consumer Protection the “European Commission" or the " EC") and the US Environment Protection Agency (the "EPA"), are increasingly focusing to reduce the use of residue chemicals in treating fruits, vegetables, seeds and soil in favor of environment-friendly alternatives.

In addition, organic food and organic agriculture is rapidly gaining momentum and is advocating chemical and residue-free use from growth, harvest to storage and maintenance. This is strengthened by the relatively new trend to consume low or non-residue produce, which have risen to 20%-25% of consumed produce in developed countries like Netherlands (see "Reducing Residue Rising up Priority List" 78 FGJ 1 February 2008. at:    http://www.bcpcertis.com/Certis.bcp/English/Home/News/page.aspx/565?xf_itemId=522&xf_selectionDatapartId=512.
The Company’s management believes that the trend in the market (as may be exhibited by market leaders such as Marks & Spencer, Tesco and Sainsbury in the UK and EDEKA chain in Germany) is to replace, as much as possible, fruits and vegetables treated with chemical which leave residues with fruits and vegetables with no residue or low residue.

Losses of agricultural produce, as high as 40% in countries such as India (see: http://www.postharvestindia.com) and China (see Post harvest Handling of Fresh Vegetables edited by Tina O'Hare, published 2001 at ACIAR, and see Kader at Acta Horticular. 682, ISHS2005), due to diseases and lack of correct supply chain from the field to the stores, are exacerbated by the increasing demand for food produce, especially in developing countries.

Accordingly, there is a significant need to find alternative solutions to current chemical treatments for pre- and post- harvest treatments of fruits and vegetables that will provide the following benefits:

•	Reduce spoilage and losses of produce;
•	Extend shelf-life and improve quality of fruits, vegetables and grains;
•	Are non-residue and leave no harmful chemical by-products;
•	Are cost effective;
•	Approved for organically produced crops.

With roughly 800 million tons of stored fruits and vegetables annually (see USDA VGS-328/August 27, 2008) world-wide, management believes there is an immediate, addressable market for Pimi’s products.

The Potatoes Industry - the Need to Replace CIPC and prolong shelf life

Pimi is addressing the immediate need for developing treatment and season-long harvest storage that is chemical-free and environmentally friendly. As of the date of the filing of this registration statement Pimi is focusing on the treatment of potatoes, which is the second largest stored crop worldwide (after grains), and Pimi’s first sales target. The potatoe market for Pimi’s product is divided into two major sections: stored potatoes and seeds potatoes.

Potatoes are the fourth largest crop in the world. The annual crop of potatoes is estimated to be around 320 million tons (see also "The Market"). In developed countries roughly half of the crop is used for direct use by households (i.e. table potatoes) and the rest for processing, such as chips/crisps and French fries (i.e. processed potatoes). In non-developed countries, 80% of the crop is used as table potatoes and the rest as processed potatoes. Therefore we estimate that the annual crop of potatoes is divided almost equally between table and processed potatoes.

Stored potatoes begin sprouting, in most circumstances, after 3 months in storage. Effective sprout control is a major component of managing stored potato quality. If proper sprout control is not maintained, significant reduction to tuber quality will occur, and the ability to store for extended periods of time is diminished. Sprouting causes high yield loss and low quality produce for consumers and for processing. Sprouting is also associated with the conversion of starch to sugars, which is undesirable in the processing industry, due to the darkening effect of fried products. In the table potatoes industry, visible sprouts on potatoes are unacceptable to consumers.

The primary method to control sprouting in storage is with post harvest application of isopropyl N-(3-chlorphenyl) carbamate ("Chlorpropham" or "CICP") a synthetic hormone that is used worldwide. For the toxic effects of CIPC see: http://pmep.cce.cornell.edu/profiles/extoxnet/carbaryl-dicrotophos/chlorpropham-ext.html.

CICP is a high stable chemical compound therefore it has high residue where ever it is applied. Today CIPC is applied in storage rooms as well as in packing houses before distribution to retailers, therefore its residues can be found on the wall and floors of storage houses, on the processing lines, in water used for washing the potatoes and also in livestock which are fed with the potatoes peel.

Therefore regulators such as the European Commission ("The EC") and United States EPA are pushing for substantial reduction of permitted maximum residues level of CIPC in crops, livestock and water. The EU has issued in 2008, a Directive (196/2008 of January 29, 2008) which sets the Maximum Residue Level ("MRL") of CIPC to 10mg per kg. The UK has recently regulated that potatoes treated with more than 36g of CIPC per ton should only be used for commercial processing. The British Potato Council together with the industry in the UK, have set a maximum of 63.75mg per ton for commercial processing.

In the US, in August 1996, a federal registration eligibility decision (RED) for CIPC was issued by the EPA for the continued use of this chemical as sprout inhibitor of harvested potatoes in storage. A mandate regulated in 2002 by the Environmental Protection Agency, resulted in a reduction in allowable CIPC tolerance of residue, on fresh potatoes from 50ppm to 30ppm per kg. Residues as high as 40 ppm are permitted by EPA on wet peel potatoes, which goes to life feed stock. Similar consequences of CIPC reassessment are common in potato-growing region in the world such as Canada and Australia. In Sweden CIPC has been banned for use since 2005. (For additional information see "The Need: Diminishing Use of CIPC and Extending Shelve Life").

It is common that diseases develop in stored potatoes. The current procedure to deal with this situation is to lower the humidity and dry the potatoes which, in turn, results in huge yield losses. Dehydration is also important component as potatoes are losing part of their weight during storage due to dehydration.

Pimi has developed patented formulas ("Products") application and storage protocol which are environmental friendly and which leave no residue after washing. Pimi Products substitutes the CIPC as sprout inhibitor, increase shelf life and prevent quality reduction. The Products and such applications prevent dehydration and quantity losses. Management believes that there is no other solution available at the moment which suppresses sprouting and at the same time prevents quality looses as our Products do.

Our Products and Technology

At the date of this registration statement, Pimi develops, tests and markets Spudefender TM for treatment of stored table and processed potatoes, StoreGuard TM for treatment in storage of other vegetables, and SeedGuard TM for treatment of seed potatoes:

The SpuDefenderTM

Pimi develops and markets the SpuDefenderTM product. SpuDefenderTM is a formulated STHP designed for use in potato storage treatment to inhibit sprouting and rotting and reduce decay, quality and quantity losses. The SpuDefenderTM is patent protected. The SpuDefenderTM is applied to the stored potatoes inside storehouses, using Pimi’s proprietary storage application protocol which is based on an especially designed system and ultrasonic atomizers to provide optimum results (the "Technology"). SpuDefenderTM is able to supplement five benefits in one solution which consequently extend storability and shelf life of crops, reduces quantity and quality losses thus, increase yield and revenues for growers and producers.

SpuDefender key benefits include:
•	Anti-sprouting;
•	Disease control;
•	Prevents dehydration and shrinkage.
•	Enhances fry color for processed potatoes (crisps and French fries)
•	Enhances storage conditions by reducing the major stress factors such as suffocation, dehydration and microbial attack.

Applying SpuDefenderTM during storage extends potatoes dormancy period in storage, and avoids sprouting. The unique SpuDefenderTM formula and the Technology also prevent dehydration of the crops, and supply effective disinfection against bacteria and other storage diseases.

SpuDefenderTM is an external treatment therefore after washing its leaves no residue. At the end of the application process the active ingredient of SpuDefenderTM decomposes into water and oxygen, which is a great advantage over existing chemical alternatives, such as CIPC.

SpuDefenderTM has been tested for several years in Israel on a variety of potatoes which are grown in hot climate regions and was found effective. Spudefender has been used for several years by PepsiCo Israel who produces Frit-o-lays crisps in Israel and by Tapud Ltd., who supplies potatoes for McDonald's in Israel. During the last potato season (September 2008- to April 2009) Pimi has conducted pilot storage rooms with SpuDefenderTM and its Technology in the UK, Germany and the UK in cold whether conditions with non-refrigerated rooms (See "Recent Developments" at) and has made some adjustments to its technology to these type of storage.

StoreGuardTM

StoreGuardTM is designed to extend the shelf life of fruits and vegetables by taking care of the entire spectrum of crop skin diseases, and creating conditions that boost crop immune systems in fighting internal infections. This approach slows aging processes and contributes to vibrant looking fruits and vegetables, which last longer on supermarket shelves and in consumer's homes. StoreGuardTM also provides the following benefits:

•	Controls the entire skin disease spectrum;
•	Boosts crop immune systems in fighting internal infections;
•	Ensures vibrant looking fruits and vegetables for longer shelf-life in supermarkets and customer homes;

Since 2007 StoreGuard was tested in warehouses related to retail chain stores. To date, use of StoreGuard product has been found effective in comparison trial of stored cabbage and is currently being sold to a farmer in the UK who supplies  cabbage to Marks & Spencer, a leading UK retailer. At the vegetable storage season of 2008-2009 thousands of tons of cabbage, brocoli and cauliflower are stored with StoreGuard, gaining increased yeild and reducding diseases. Pimi plans to execute tests of StoreGuard on onions and carrots during the 2009 season (from September 2009-2010).

As of the date of the filing of this registration statement, StoreGuard is promoted and sold in the UK by our distributor Omex Agriculture ltd., (see "Customers and Partners") and is used by several farmhouses in the UK.

SeedGuardTM

Potatoes are susceptible to a variety of diseases that lower yields and tuber quality. What's more, pathogens accumulate in successive cloning of tubers and in the soil used to grow them. That is why sustainable potato production depends on a constantly renewed supply of disease-free planting material. According to numerous international regulations, seeds, of all types, must be disinfected to prevent the transfer of diseases between countries, between seeds, from seeds to soil, and from seeds to crop. Industrial seeds are extremely expensive, and there are few effective seed disinfectants, the most common being standard Chlorine.

Pimi has embarked on a R&D plan for potaoe seeds application, aimed for the development of an innovative, holistic and ecological solution to treat potato seeds throughout their lifecycle, which was approved for receiving grants from the Israeli Chief Scientist Office (see "Governmental Support"). SeedGuard TM is designed to provide added-value to the seed producer owing to its long lasting disenfectant effect, versus existing aggressive chemical tretatment which are not enviromental friendly solutions. Tests conducted so far have shown that SeedGuard’s active ingredient and its mode of action does not allow for microrganisms to develop resistant mutations.

SeedGuard TM was initally tested for the treatment of potato seeds and found to be effective and safe. One advantage of SeedGuard is that it does not harm the potato seeds, which, immediately after harvest, have a very delicate peel. Management believes that SeedGuard is suited for this stage of storage.

Pimi has discovered what is called the "Epical Dominance Breakdown Effect" (patent protected) which stimulates lateral eyes that may cause  more stems and thus support more potatoes bulbs, that may result in a higher yield for the grower. The long lasting effect of SeedGuard protects and sustains the quality of seeds throughout their storage period and during planting.

We aim that SeedGuard will adress the folowing key benefits:

•	Sanitizes a wide range of seed-born pathogens;
•	Induces apical dominance breakdown in potato seeds;
•	Will increase marketable yield and may increase grower’s profits in potatoes seeds;
•	Delivers an extra care program for seeds from harvest through storage to planting;
•	Increase seed health and potency.

Management estimates that additional substantial R&D is required to tailor the SeedGuard to specific seeds such as wheat, corn and others.

Products planned for Research and development

Pimi plans to extend its line of products in the coming years by devoting substantial R&D for two other areas, where Pimi has identified a market need for environmental friendly solutions.

GrainGuardTM

The grain agricultural market, including corn, wheat, rice and soy, make up the largest segment of the dry foods storage market. Grains are typically stored in silos and tend to develop mildew, fungus, bacteria and other harmful organisms which cause huge losses. Current grain disinfectant solutions are mainly chemicals and are harmful to the environment and leave residue in the grains. These chemicals are gradually being phased out (see Food Industry Grocer, January 17, 2009, at: http://findarticles.com/p/articles/mi_hb5245/is_7888_232/ai_n31348288/?tag=content;col1, and also at:  http://www.pan-uk.org/pestnews/Issue/pn57/pn57p20a.htm).

GrainGuardTM is designed to treat grains against mildew, fungus, bacteria and other harmful organisms, which cause huge losses in yield. Unlike existing chemical treatments, Grain Guard’s active ingredient is environment-friendly and residue-free.

This product line requires substantial R&D and field tests in order to tailor specific solution variants to specific types of grains and pests and storage infrastructure.

SoilGuardTM

The soil treatment market is in need for an ecological solution since the commonly used agrochemical Methyl Bromide was banned from use due to its harmful effects on the environment and is gradually phasing out. We aim that SoilGuardTM will address the following:

•	Disinfection against soil diseases;
•	Treatments against pests (such as Nematodes);
•	Killing of weeds.

We have yet to initiate the R&D for the SoilGuardTM which may be lengthy and costly, and which might require cooperation with a strategic partner in this field.

Our Technology

Pimi’s technology for increasing the storability and shelf life of fruits and vegetables is based on a unique proprietary solution and delivery system.

Stabilized Hydrogen Peroxide solution (STHP)

Pimi has developed a patented Stabilized Hydrogen Peroxide (H2O2) formula that includes: Hydrogen Peroxide (widely used in various industrial applications, such as: rocket fuel, wound disinfection, hair coloring and teeth whitening), Phosphoric acid and an emulsifier. The formula was developed by Nimrod Ben Yehuda, Pimi’s co-founder, with the assistance of leading research institutes.

The formula that was developed by Pimi has the following effects: .

•	It is able prevents sprouting;
•	Ensures effective disinfection;
•	Promotes new and healthy plant cell generation (i.e. wound healing).

Thus Pimi’s STHP solution is able to sustain a long-term disinfection, suppress sprouting and at the same time help heal wounds in the vegetable or fruit.

Fogging delivery system

By harnessing the advanced fogging technology of ultrasonic micro Droplets (which was developed by third parties and was upgraded by Pimi's management) and the special distribution method developed by the Company, Pimi's Technology is capable of distributing a lower than 10 micron droplet cloud in the storage room. This ultrasonic droplet diameter and the application method generate “Dry Fog”, forms a highly effective vehicle for distributing Pimi’s products. Ultrasonic droplets with Pimi’s distribution protocol enable the penetration of even the tiniest gaps in a potato peel. An added benefit comes with the ability to raise relative humidity to a very high level of 99% without causing the devastating effects of a condensation event. The system is fully automated, thus enabling a cost-effective implementation for customers, reducing many hours of labor and minimizing user intervention.

Manufacturing Process Supply of Raw Material

Pimi’s products are currently produced by Solvay Chemical International S.A in their plant located in Belgium ("Solvay") and also in Israel. Solvay is one of the leading world-wide producers of Hydrogen Peroxide. Solvay manufactures STHP for us while the silver stabilizer of the formula is produced by another manufacturer in Europe. Management anticipates that Solvay will produce our products for North America and East Asia. Management believes that Solvay has production facilities in these regions.

Pimi has agreed to buy minimal quantities of the products from Solvay, upon the approval of our products by the EC. The prices of the products are fixed for the long term and are subject to the fluctuations in the prices of raw materials, energy and the cost of packaging used for the manufacturing of our products.

Transportation and Storage of our Products

Unstable Hydrogen Peroxide is a common chemical sold and transported world wide in 50% concentrations; transported Hydrogen in such concentrations is defined as dangerous goods by the industry.

We have decided to supply our products with stable Hydrogen Peroxide and at low concentration of only 20%, which is graded as lower risk compared to the Unstable Hydrogen Peroxide at 50% concentration. At this grade of risk the product should be transported by certified truck drivers, and the truck should be marked with special signs. The delivery of the product should be transported together with Material Safety Data Sheets (MSDS) which show the dangers related to the product and the safety procedures, including how the product should be handled.

Peroxide is an aggressive oxidizer and will corrode many materials. Hydrogen Peroxide should be stored in a cool, dry, well-ventilated area and away from any flammable or combustible substances. It should be transported in special tanks and vehicles and should be stored in a container composed of non-reactive materials.

Pimi is carefully and diligently following the above rules and regulations in handling the product in transportation and storage.

Governmental Support

Pimi Israel has received grants from the Israeli Chief Scientist for a program of investment in research and development of solution for disinfection of potato seeds (SeedGuardTM) in 6 stages method. The approval of the Chief Scientist was extended and changed in order to enable certain expenses to be recognized for the grant. Pimi has received from the Chief Scientist the sum of $121,753 (484,429 NIS) as grant under this program.

Pimi is obligated to pay the grant back to the Chief Scientist in the form of royalties. In the first 3 years of sales we shall pay 3% out of the sales of the product which was developed under the R&D program. In the fourth, fifth and sixth years of sales we shall pay 4% of such sales, and from the seventh year and on we shall pay 5% up to the amount of the grant. If there will be no sales of the product which was developed under the program, Pimi will not be required to pay back the grant.

Under the law and regulations relating to the grant, sale of the IP developed under the programe to a foreign entity will require the approval of the Israeli Chief Scientist.

Intellectual Property

We have developed a significant intellectual property portfolio of patents. We believe that our intellectual property portfolio, coupled with our strategic relationships (see "Customers and Partners") and accumulated experience in the field, gives us an advantage over potential competitors. We currently maintain the following patents (for the agreement of the transfer of the rights in the patents and patents applications to us, see "Certain Relations and Related Parties transaction"):

Country	Patent Register No.	Application No.	Status
U.S.A	6,797,302		Granted
U.S.A	6,946,155		Granted
U.S.A	7,147,872		Granted
Europe		99933105.1	Pending
China	99810112.5		Granted
Russia	2262230		Granted
Russia		2005115093	Pending
Australia	757,181		Granted
South Africa	2001/1528		Granted
Israel		125520	Pending
Chile		1675-99	Pending
Mexico	230589		Granted
Canada		2,338,718	Pending
Kenya		PCT/IL99/00403	Pending
Argentina	AR 019937- B1		Granted
Bulgaria		105167	Pending
Bolivia		P990103701	Pending
Brazil		PI9912697-4	Pending
Colombia		99047340	Pending
Costa Rica		6061	Pending
Cuba		22/2001	Pending
Czech Republic		PV 2001-254	Pending
Georgia		AP1999004257	Pending
Guatemala		PI99-01099	Pending
Honduras		PCT/IL99/120	Pending
Hungary		P0201109	Pending
Korean		2001-7001082	Pending
Latvia	12750		Granted
Nicaragua	1441		Granted
New Zealand	509566		Granted
Peru	3093		Granted
Poland	P-348722		Granted
Paraguay	4217		Granted
Slovenia	9920057-20615		Granted
Slovakia		PV97-2001	Pending
Turkey	TR2001-231		Granted
Uruguay		025.625	Pending
Serbia		P-51/01	Pending
Norway		20010447	Pending
Romania		A 2001-00090	Pending

Regulatory Approval of Pimi's Products

In order to distribute and sell our products it should be approved by the regulators in every country were it is sold. So far we have obtained the approval of the Israeli Plant Protection and Inspection Services for SpuDefenderTM.

Our distributor for the UK, Omex Agriculture Ltd, is selling our product as "Plant Strengthener" under a clearance form the UK Pesticide Safety Directorate, as a humidifier and Oxidation enriching agent for Fruits and Vegetables.

We are currently acting together with Wilhelm Weuthen GmbH, our partner in Germany in order to obtain the approval of BWL (the German relevant authority) to the Spudefender. The BWL has agreed to extend our pilots rooms with Weuthen for next potatoes season to 7,000 tons.

As of the date of this registration statement we are simultaneously seeking the approvals of the US and EU authorities for the sale of our products in the US and Europe, as described herein after:

Regulatory Process in the United States

The U.S. regulatory authority in charge of the approval of our product is the Environmental Protection Agency (EPA). In order to issue its approval for the use of such product, the EPA requires that we will show, by series of physical and chemical tests done by approved laboratories, that the registered product conforms with regulatory requirements and meets minimum standards of safety to humans and the environment when used as labeled. While the EPA does not require submission of efficacy data, EPA does hold companies responsible for insuring that the performance of a product conforms to label claims.

At the date of this registration statement, we are preparing the file of our application with the EPA (with the assistance of Wagner Regulatory Associates Inc. from Hockessin, Delaware ("Wagner")). Wagner aims to file an application dossier in April 2009, in order to have registration approval for the coming potatoes season.

We have been advised by Wagner that, due to the fact that there is an exemption from the requirement of tolerance for the active ingredient (Hydrogen Peroxide), at the rate used in our products, the registration process will last between 6 -9 months and will cost us up to $100,000.

Once the EPA approval will be received, we will have to receive the approval in each state where our products will be delivered.

Regulatory Process in Europe

In Europe the authority in charge of the approval of our product is the European Commission. Under the Plant Protection Products Directive 91/414 (the "EU Directive 91/414"), the European Commission requires that we will show that the product is not toxic, has physical and chemical safety properties and is effective (i.e. it achieves the statement under its label). In order to submit the application ("Dossier") we have engaged Redebel S.A from Brussels, Belgium ("Redebel"), who is a specialist in such process.

We have been advised by Redebel that in order to register our product in the European Community the complete Dossier for inclusion of Hydrogen Peroxide on "Annex I" of EU Directive 91/414 must be approved by the European Commission ("Annex I Listing"). Such file has to include documentation and information concerning the active ingredient (in our case Hydrogen Peroxide). Important elements of such documentation are toxicological and eco-toxicological profile of the molecule and eventual dangers and hazards coming from human exposition. An example of use of this substance in “formulated “product has to be also presented, and the most important element of this part is demonstration of the efficacy – prove of the activity of the product declared on the label. Solvay Chemicals International S.A ("Solvay") who is one of the leading manufacturer of Hydrogen Peroxide and the manufacturer of our Products for European circulation (see "Manufacturing Process and Supply of Raw Materials"), allowed us to use part of its Biocide Products Directive Dossier under the EU Directive 91/414, in order to save us trials and expenses relating to reaching the above information relating to Annex I Listing.

After applying for Annex I Listing we may apply in any member state for provisional authorizations. Such a provisional authorization will be granted for three years. However this period can be extended, if in the meantime no decision on "Annex I" Listing has been taken.
Normal procedure for efficacy testing is two years of trials. Redebel informed us that, if authorities agree before, eventually we might be able to get provisional approval for usage permission in one year of efficacy trials. Redebel prepares now the file for submission.

Due to the reason the Dossier of Solvay will support our application we estimate the cost of the registration to be up to 160,000 Euro.

Once the listing of the active ingredient (approval of the European Commission) will be received we shall have to register the product in each Member State of the EU, were our products will be sold and used, which will cost additional fees between 8000 Euro- 32000 Euro (depending on the Member State).

Customers and Partners

We have succeeded in entering into cooperative agreements with companies who specialize in the supply of agriculture products, primarily in Europe. We are also cooperating with several major suppliers of table potatoes and producers of processed potatoes, who are examining Pimi’s products in order to use it at their storage rooms during the next potato season:

Omex Agriculture Ltd.

In January 2009, Pimi Israel and Omex Agriculture Ltd. ("Omex") a company who is active in supplying agriculture inputs to farmers in the UK have entered into an Exclusive Distribution Agreement, for a term of 5 years. Pimi and Omex have been working together in marketing Pimi's products for farmers in UK since 2006. Under this agreement, Omex markets, sells, distributes and installs systems and equipment required for the application of Pimi's SpuDefenderTM in the UK. SpuDefenderTM will be distributed in the UK under the name of "Storomex". All cost of marketing of the SpuDefenderTM will be borne by Omex. Under the agreement, should SpuDefenderTM require registration with any government agency in the UK, Omex will execute such registration and it will bear all costs in obtaining such registration. In case Omex shall not achieve minimum target of sales, then it might loose its exclusive distribution or even loose the rights for distribution for the UK.

Together with Omex we have conducted, in the potatoes season of 2008-2009, efficacy performance in pilot storage rooms, for major table potatoes supplier, and storage rooms of process potatoes for international key player in the industry (see "Recent Developments").

Omex is also engaged in the distribution of Pimi's StoreGuardTM, for storage of cabbage in the UK, and it supplies this product to several framers.

PepsiCo UK and Ireland (Frito- Lay)

During the last potato season we cooperated with PepsiCo Europe, and its UK headquarters which is in charge of potatoe storage in West and East Europe. PepsiCo produces and markets Frito Lay chips. We have installed a pilot storage room for a farmer who grows and stores potatoes for Walker Snacks a subsidiary of PepsiCo, who manufactures Frito Lay chips for PepsiCo ( http://www.walkers.co.uk/). For the results of this pilot see Recent Developments.  As of the filing date of this registration statement we have started discussions also with PepsiCo USA who has expressed intention to establish a pilot storage room for processed potatoes in the coming potatoes season.

McCain Food Limited

McCain is one of the world leaders in terms of processors of frozen food and French fries, and is a world known brand for French fries (See: http://www.mccain.com/company/Pages/default.aspx). McCain also supplies French fries to McDonalds. In the last potatoes season we have installed a pilot storage room for a farmer who grows potatoes for McCain UK. For the results of this pilot see Recent Developments.

Branston Holding Ltd

Branston Holdings Ltd. is a packager and supplier of table potatoes for retailers in the UK (http://www.branston.com) Branston’s main customer is Tesco UK, who is a leading retailer in the UK. Branston stores at its facilities and with farmers sites over 250 thousands tons of potatoes each year. During the last potatoes season we have installed a pilot storage room for a farmer who grows potatoes for Branston. For the results of this pilot see Recent Developments.

RWZ- Wilhelm Weuthen GmbH

Wilhelm Weuthen GmbH ("Weuthen") is one of the largest services suppliers for the potatoes industry in Germany. Weuthen is a company in the RWZ DE group of companies, who is a supplier of agriculture inputs, to more than 75,000 farmers in Germany (http://www.rwz.de/). During the season of 2008 we have treated with our product and technology two pilot storage rooms of 1500 tons each, related to Weuthen (see "Recent Developments").

We are currently negotiating with Weuthen the possibility of nominating Weuthen as our exclusive distributor for Germany, Austria, Switzerland and The Benelux countries and we plan together with Weuthen to treat additional storage rooms in coming potato season in Germany.

Kraft Foods Inc.

Kraft Foods Inc. is one of the major growers, manufacturers and suppliers of processed potatoes for Eastern Europe. We have entered into an agreement with Gaben LLC who has been appointed by Kraft Foods (Ukraine) to be the supplier for our products to Ukraine where Kraft's plant and storage rooms are located. During the season of 2008 we have treated successfully with our product and technology a pilot storage room of 1,000 tons (see "Recent Developments"). Kraft Food has decided to extend the usage of SpuDefenderTM for 6,000 tons in the coming potato season (September 2009). Kraft has also decided to initiate a trial with our SeedGuardTM on potato seeds in the coming crop season (September 2009).

Vegisafe LLC (Earthbound LLC Group)

In January, 2009 Pimi Israel entered into a Joint Venture Agreement ("J.V Agreement") with Vegiesafe LLC ("Vegiesafe"), an affiliate of Earthbound LLC ("EB"), a group of companies engaged in consulting to mass-market retailers and major supermarket chains in North America (http://www.earthboundllc.com/).

The Joint Venture will market, sell and distribute Pimi's technology throughout the United States, on an exclusive basis, and throughout Canada and Mexico, on a non-exclusive basis. Vegiesafe will market and handle the sales activities of the Joint Venture. Vegiesafe intends to seek retailers and major distributors in the U.S., who will recommend its producers and suppliers to manufacture and supply CIPC-free potatoes, or CIPC-free potato products. The exclusivity of the Joint Venture is subject to fulfillment of certain milestones of annual sales. We will have 70% of the rights in the Joint Venture and will nominate two of its directors; Vegiesafe will have 30% of the rights, and will nominate one director. We will grant a sub-license to the Joint Venture for the use of our patents and technology, relating to the products and to any new product developed by us, for the term of the JV.

We are obligated to continue to operate the Joint Venture so long as certain trigger events occur prior to December 31, 2009, as further described in the J.V. Agreement.

VegiesafeTM will invest in the Joint Venture an aggregate amount of $250,000 which will be used to cover expenses reflected in a budget prepared for the J.V and approved by Vegiesafe and Pimi. The Joint Venture will use the VegisafeTM as the trademark for fruits and vegetables which will be treated by our products and are CIPC free. Any additional investment in the Joint Venture in excess of the $250,000 shall be contributed by the parties according to their share in the Joint Venture upon mutual consent, taking into account the Joint Venture 's business and its needs.

For further description as to the activities of the Joint Venture as of the date of the filing of this registration statement, please see "Recent Developments". For further information as to the investment agreement with EB,  see "Options Grants during Last Fiscal Year".

APH Group

APH Group from Netherlands is a distributor of machinery which offers a complete range of equipment for potato, onion and carrot production, and is positioned strongly in Russia and China. Together with APH we are exploring the possibility to distribute our products in Russia. We are currently conducting negotiations with APH Group in order to appoint them as our distributor for Russia.

Oninvent Techniek B.V

Omnivent Techniek BV., ("Omnivent"), is a company who is acting as distributor and installer of systems for control of storage room atmosphere mainly in Europe. We entered, into a Memorandum of Understanding ("MOU") in May 2008. Under the MOU, subject to the success of the efficacy trials (during the potato season of July 2008-June 2009), Omnivent will be appointed as our contractor for humidity treatment systems in the Netherlands and in any country agreed to by us and Omnivent. It was agreed that subject to mutual decision of the parties, they may go ahead with the cooperation after the success of the efficacy trials, and the parties will negotiate the terms of the cooperation.

Solvay Chemical International S.A

Solvay is a world leader in production of Hydrogen Peroxide, andproduces our products for us. We have come to an understanding with Solvay that Solvay will produce of our products for us world-wide. Solvay is supporting our application for the registration of our products in the EC and the US (see Status of Regulatory Approval).

Tapud Industries Ltd

Tapud Industries Ltd, Israel, the certified producer for McDonalds Israel, is applying Pimi's products and technologies as part of a benchmark test versus the CIPC storage protocol in rooms storing 750 tons of potatoes. The results reported so far by Tapud’s food technologists are that Pimi’s protocol achieved higher quality results in comparison to the potatoes treated by CIPC.

Strauss Elite Ltd

Strauss Elite, who is the partner of PepsiCo in Israel, has been using our products and technologies for several years and management understands that they will continue to do so.

Pimi’s SpuDefenderTM installation:
At LFP, Branston farmer - packing for Tesco and at PepsiCo, UK, October 2008 and February 2009:

Pimi’s SpuDefenderTM installation at Kraft foods, Ukraine, October 2008:

Recent Developments

During the last potato season we conducted 5 concurrent efficacy trials in the United Kingdom, Ukraine and Germany. Potatoes, as well as cabbage, were stored in pilot storage rooms and were treated by Pimi’s solution application protocol.

PepsiCo UK and Ireland

A pilot storage room of 350 tons related to Walkers Snacks ltd, a subsidiary of PepsiCo International, was treated by our products and technology for Frito–Lay chips, in comparison to CIPC adjacent storage room. Management has been informed that the quality of the French fries was found satisfactory by PepsiCo Quality control and agronomist team. As of the filing date of this registration statement, samples from the storage room arebeing tested, by an international laboratory for residues, prior to the approval of our products for industrial usage.

McCain Food Limited

A pilot storage room of 750 tons was treated by our products and technology to be utilized by McCain Food UK, one of the world leader producers of French fries also known to be McDonald's supplier. As a consequence of this pilot we have adjusted our storage protocol in order to avoid high humidity in the storage room. Pimi had agreed with the farmer to apply again our products and technology in the same room in comparison to CIPC application in the adjacent room, in the coming potatoes season.

Kraft Foods

During the potato season of 2008 we installed a pilot storage room at Kraft Foods, Ukraine, one of the leading producers of chips in Eastern Europe (see also "Customers and Partners"). Kraft is following the Scandinavian regulations and standards, limiting maximum supply level of CIPC at 25 grams per ton of potatoes per season. Management understands that Kraft is seeking to replace CIPC as a sprout suppressor in order to improve the quality, and reduce losses caused by limitation in CIPC usage. Based on the pilot rooms experience we have made some changes to our storage protocol to adjust it to the conditions of high humidity outside the storage room which was caused by the cold weather conditions as was experienced in Ukraine this winter. On the basis of this pilot, Kraft Food has decided to extend the pilot usage of SpuDefenderTM in the coming season (September 2009).

Kraft has also decided to initiate a trial with our SeedGuardTM on Potato Seeds in the coming crop season (September 2009).

Branston Holdings Ltd.

Several varieties of table potatoes weighting 1,200 ton is treated by our product and technology, since September 2009, for Branston Holdings LTD, who is a packager and supplier for Tesco UK. The observations are satisfactory and Branston have decided to extend the test to another storage room.

Treatment of Cabbage (for Marks & Spencer)

We are treating six storage rooms of cabbage with our products on 3 farming sites in the UK. The cabbage is stored for intended industrial and retail usage. In one of these rooms we also treat broccoli and cauliflower for retail supply to Marks & Spencer.

RWZ- Wilhelm Weuthen

During the 2008 potato season, we treated a pilot storage room of 1,500 tons related to Weuthen with SpudefenderTM (see "Customer and Partners"). The potatoes treated in these pilot storage rooms were sent to processors of French fries, and we have been advised by the processors that they have not found any quality difference between CIPC treated potatoes and potatoes treated with SpudDefenderTM. Based on the experience gained in these pilot storage rooms, we have changed our storage protocol in order to adjust it to the requirements of external temperature control with cold air. We came to an oral agreement with Weuthen that in the coming potato season 2009, we will extend the trial to 3-4 storage rooms of approximately  7,000 tons with 5-6 potatoes varieties, in order to test the storage protocol on major potatoes  varieties which are consumed in Europe, prior to going out to the market with the SpuDefenderTM.

Weuthen has also decided to start a trial with SeedGuardTM on potato seeds in the coming crop season (September 2009) and has expressed intention to enter trail of our StoreGuardTM on other vegtables.

Joint Venture with Vegisafe LLC- USA

As of the filing date, of this registration statement, our Joint Venture partner -Vegisafe  has contacted our Joint Venture with major retail chain stores in the US such as Wal-Mart, Target, A&P, - Waldbaum’s, PathMark, Food Emporium, and HEB (one of the largest supermarket chain in Texas). These chain stores expressed interest in our products and technologies and in the idea of CIPC-free potatoes. These chain stores have connected us with their suppliers of table potatoes and French fries. Vegisafe also connected us with McDonalds, the world leader fast food chain, who has shown interest in the idea of CIPC free potatoes, and connected us with Lamb Western who is their supplier, to establish a trial in the coming season. Vegisafe also contacted Cavendish Farms from Canada who is also considering running a trial subject to regulatory approval in Canada. PepsiCo with its world leading label Frito-Lay is discussing with us the possibility of a pilot room next potatoes season.

Pimi’s SpuDefenderTM installation at RWZ Weuthen, Germany, December 2008:

The Market

In order to facilitate the supply of fruits and vegetables year round, a significant share of fresh produce is put into special long-term storage houses, and is packed and distributed upon request of food chains and processors. However, unless produce is stored in controlled conditions and is properly treated, it will rapidly deteriorate and become inedible. Deterioration of fruits and vegetables during storage depends largely on temperature.   One way to slow down this change, and thereby increase the length of time fruits and vegetables can be stored, is by lowering the temperature to an appropriate level.  However, it should be noted that fruits and vegetables can suffer a reduction in quality in lower temperatures. Moreover, humidity also plays a major factor in helping keep crops from withering, while not over saturating them with humidity.

Storage Conditions

The main factors that affect storage are:

Temperature: All fruits and vegetables have a 'critical temperature' range, above which they begin to ripe and then rot, and below which undesirable and irreversible 'chill damage' takes place.  Carrots, for example, blacken and become soft, and potatoes suffer from cell de-structuring. Potatoes for example are typically stored at temperatures between 2-4º C for table potatoes, and 8-12 º C for processed potatoes.
Relative humidity: For most produce, a high but not saturated, relative humidity is required, e.g. 85 - 95%. This can be achieved by sprinkling the produce with water vapor.

Ventilation: Adequate and unrestricted air movement is also necessary to maintain constant temperature and humidity throughout the storage pile and for removal of Ethylene and CO2 from the crop, which prevents stress, dehydration loss and decay.

Sprout Inhibition: vegetables such as potatoes and onions are susceptible to sprouting while in storage. Sprouting causes weight loss and high sugar level which in turn reduces the quality of fresh produce, affects the color of fried potatoes and can lead to more diseases and rotting. As such the potato processing industry rejects these potatoes.

Shelf Life

The shelf life of stored crops can lose up to 50% of their quality if improperly stored.  By using our products and technologies, management believes that the shelf life of stored crops can be gained. Realistically, post-harvest losses of fresh produce averages approximately 12-15% in developed countries and between 25%-50% in developing countries (see http://www.postharvestindia.com, see Post harvest Handling of Fresh Vegetables edited by Tina O'Hare, published 2001 at ACIAR, and see Kader at Acta Horticular. 682, ISHS2005).

Size of the Potato Market

Following is a table of world potato production in tons (annually):

World potato production, 1991-2007

	1991	1993	1995	1997	1999	2001	2003	2005	2007
Countries	million tons
Developed	183.13	199.31	177.47	174.63	165.93	166.93	160.97	159.97	159.89
Developing	84.86	101.95	108.50	128.72	135.15	145.92	152.11	160.01	165.41
WORLD	267.99	301.26	285.97	303.35	301.08	312.85	313.08	319.98	325.30
Source: The United Nation Food and Agriculture Organization Statistics ("FAOSTAT") at: http://faostat.fao.org

According to the UN Food and Agriculture Organization ("FAO" see http://www.potato2008.org/en/world/index.html) the world potato sector is undergoing major changes. Until the early 1990s, most potatoes were grown and consumed in Europe, North America and countries of the former Soviet Union. Since then, there has been a dramatic increase in potato production and demand in Asia, Africa and Latin America, where output rose from less than 30 million tons in the early 1960s to more than 165 million tons in 2007. FAO data show that in 2005, for the first time, the developing world's potato production exceeded that of the developed world. China is now the biggest potato producer, and almost a third of all potatoes is harvested in China and India.

Top Potato Producers for 2007

Picture
Name of Country		Quantity (tonnes)
1.	China	72,040,000
2.	Russian Fed.	36,784,200
3.	India	26,280,000
4.	United States	20,373,267
5.	Ukraine	19,102,300
6.	Poland	11,791,072
7.	Germany	11,643,769
8.	Belarus	8,743,976
9.	Netherlands	7,200,000
10.	France	6,271,000
Source: FAOSTAT

Potato production, by regions, in 2007:

	Harvested area	Quantity	Yield
	hectares	tones	tons/hectare
Africa	1,541,498	16,706,573	10.8
Asia/Oceania	8,732,961	137,343,664	15.7
Europe	7,473,628	130,223,960	17.4
Latin America	963,766	15,682,943	16.3
North America	615,878	25,345,305	41.2
WORLD	19,327,731	325,302,445	16.8
Source: FAOSTAT

Asia and Europe are the world's major potato producing regions, accounting for more than 80 percent of world production in 2007. While harvests in Africa and Latin America were far smaller, production was at or near record levels. North America was the clear leader in yields, at more than 40 tones per hectare

Other Vegetables and Fruits

Pimi has completed successful tests of its solution on all fruits and vegetables that are listed in the tables below. During 2009-10, Pimi is planning to complete large scale testing and begin sales of StoreGuardTM for treating onions and carrots.  The following table presents the total addressable market for Pimi StoreGuardTM for the years 2009-10:

The following table presents the total addressable market for Pimi for the years 2009-10:

Vegetable	Produce per annum (billion pounds) ¹	Produce per annum (million tons) ²	Storage per annum (million tons) ³
Potatoes	702	319	213
Cabbage & other brassicas	150	68	45
Sweet Potato	276	125	84
Onions	139	63	42
Carrots	58	26	18
Total:	1325	602	402
¹ Source: FAOSTAT database (08/2008).
² One million cwt = 100 million pounds = 45.45 million tons.
³ Assume 67% of production is for storage (i.e. none fresh).

The following table presents the additional addressable markets for Pimi for 2010-11:

Additional Fruits & Vegetables	Produce per annum (billion pounds) ¹	Produce per annum (million tons)	Storage per annum (million tons) ²
Cauliflower & broccoli	39	18	12
Garlic	33	15	10
Peppers & chilies	57
Eggplants	71	32	21
Tomatoes	279	127	84
Mushrooms & truffles	12
Asparagus	15	7	5
Citrus: Oranges, lemons, others	193
Kiwi	3	1	1
Avocado	7
Mango & guava	70	32	21
Bananas	170

Total Addressable Market

The Company’s management estimates the total available market for the Company’s products relating to table potatoes, processed potatoes (SpuDefenderTM) and potatoes seed (SeedGuardTM) to be around USD 2 billion. This estimation is based on a forecast of the selling prices for our products, which has not been verified yet, and on the above statistics of the FAO, relating to the world market for our products.

The Addressable Market to our Products is divided as in the following table:

Region	Potatoes Quantity in Million Tons	Sales potential SuDefenderTM Million USD		Sales potential SeedGuardTM Millon USD
		Table	Processed	Seeds
Europe	130	186	175	557
Asia/Oceania	137	241	105	587
North America	25	28	48	107
Latin America	16	28	12	69
Africa	17	30	13	73
		513	354
Total Available Market	325	867		1393

The market for the company StoreGuardTM is estimated by 540 Million per year as described herein:

Region	Other Vegtables Quantity in Million Tons	Sales potential StoreGuardTM Million USD
	Estimated by regions
Europe	60	180
Asia/Oceania	20	60
North America	60	180
Latin America	20	60
Africa	20	60

Total Available Market	180	540

The Potato Industry

Potato Season Timeline

The following chart describes the potato harvest to storage cycle in the Northern Hemisphere:

Value Chain

The potato industry can be roughly divided into two major segments:

•	Table (consumed) potatoes.
•	Processed potato food products.

Following is a diagram depicting the value chain in the two segments of the potato industry.

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the securities Act of 1933, as amended.  No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited  number of persons,  all of whom were accredited  investors,  business  associates of Pimi or executive officers of Pimi, and transfer was restricted by  Pimi in  accordance  with the  requirements  of the Securities Act of 1933. In addition to representations by the above-referenced persons,   we   have   made   independent   determinations   that   all  of  the above-referenced  persons were accredited or sophisticated  investors,  and that they were capable of  analyzing  the merits and risks of their  investment,  and that they understood the speculative  nature of their  investment.

The processed potatoes are used for French Fries and Chips. The world wide market for such products is dominated by large multinational companies such as McCain, Lamb Western, PepsiCo with the label Frit-o-lays.

The Need; Diminishing Use of CIPC and Extending Shelf Life

Potatoes by nature will have a dormancy period after harvesting of 2-3 months (depends in the variety). After this period the potatoes will starts sprouting. Effective sprout control is a major component of managing stored potato quality. If proper sprout control is not maintained, significant reduction to tuber quality will occur, and the ability to store the product for extended periods of time is diminished. Sprouting causes high yield loss and low quality produce for consumers and for processing. Sprouting is also associated with the conversion of starch to sugars, which is undesirable in the processing industry, due to the darkening effect of fried products. In the table potato industry, visible sprouts on potatoes are unacceptable to consumers.

Currently, the primary method to control sprouting in storage is with post harvest applications of is isopropyl N-(3-chlorophenyl) carbamate ("Chlorpropham" or "CIPC"). CIPC inhibits sprout development by interfering with cell division, thereby causing a hormonal affect on the potatoes.CIPC is an effective sprout inhibitor although factors such as storage conditions, application technology, and cultivar can impact that effectiveness. CIPC penetrates into the potatoes, and it active mode is under the potato skin (systemic activity). For the toxic effects of CIPC, see: http://pmep.cce.cornell.edu/profiles/extoxnet/carbaryl-dicrotophos/chlorpropham-ext.html.

CICP a high stable chemical compound therefore it has high residue where ever it is applied. Today CIPC is applied in storage room as well as in packing house before distribution to retailers, therefore its residues can be found on the wall and floors of storage houses, on the processing lines, in water used for washing the potatoes and also in livestock which are fed with the potatoes peel.

CIPC is the most commonly used post-harvest sprout inhibitor in the United States and Europe. However, in August 1996, a federal registration eligibility decision (RED) for CIPC was issued by the EPA for the continued use of this chemical sprout inhibitor of harvested potatoes in storage. This decision allowed for a residue tolerance of 50ppm for fresh potatoes entering the market place. Later in 1996, the Food Quality Protection Act (the Act) required reassessment of all chemical registered on or before the date of the act and CIPC among them. A mandate issued, in 2002, by the Environmental Protection Agency, from the requirements of the Act resulted in a significant reduction in allowable CIPC residue ("Pesticide Tolerance") on fresh potatoes in the United States from 50ppm to 30ppm per kg. In 2006 the EPA has issued regulations limiting the residues on wet peel potatoes (which are used for feeding live stock) to 40 ppm per kg. (See http://www.epa.gov/, and "Klienkopf, Gale "Sprout inhibition in storage, Current Status, new Chemistry and natural Compounds". American Journal of Potato Research, June 2003),

While EPA establishes the pesticide tolerances it is the US Food and Drug Administration that enforces the maximum level. FDA routinely samples food and analyzes pesticide residues. If residues exceed permissible levels then FDA will investigate. If circumstances warrant then FDA may take legal action against those responsible for illegal food residues which could be grower or pesticide manufacturer. For more information on this, see: http://www.fda.gov/bbs/topics/ANSWERS/ANS00643.html.

In Europe, the European Commission Directive (149/2008 of January 29, 2008) limits and sets MRL of 10ppm per kg after use of CIPC. In official surveys done by the EU, CIPC belonged to the most frequently detected pesticide which significantly exceeds the MRL. Indicative exposure assessment for acute risk revealed that the intake of Clorpropham exceeds the Acute Reference Dose (0.5 mg/kg) for children in 3 samples (see: http://www.uni-mannheim.de/edz/pdf/sek/2007/sek-2007-1411-1-en.pdf ).

The UK Pesticide Safety Directorate has indicated that CIPC might be candidate for substitution, because of its persistence, bio-concentration ability and/or its high toxicity. (See PSD, May 2008. p. 31 ff:
http://www.pesticides.gov.uk/uploadedfiles/Web_Assets/PSD/Impact_report_final_(May_2008).pdf

Following evidence suggesting that residues of CIPC can be found above the MRL of 10 mg/kg, the UK authorities has adopted, in February 2008, a new regulation under the Pesticide Regulations 1986 (SI 1986/1510), under which the product labels of CIPC must be amended in order to include a warning saying that if the total dose applied is greater than 36g CIPC per ton, then treated potatoes must only be used for commercial processing. Additionally the industry in the UK has recommended that maximum quantity of CIPC applied for Processed Potatoes should not exceed 63.75g of Clorpropham per ton (See ”CIPC Stewardship Action Plan" at:
 http://www.certiseurope.co.uk/binarydata.aspx?type=doc/CIPC%20Action%20Plan%202008%20release.pdf).

In Europe each Member State has its own enforcement authority (such as the AFSCA in Belgium, the AFSSA in France and the PSD in the UK) that is authorized to check up the stored crops and to reject crops which exceeds the MRL Those authorities usually initiate legal actions against farmers and suppliers who violates the law.

In Sweden CIPC has been banned for use since 2005.

In addition, organic food and organic agriculture is rapidly gaining momentum and is advocating chemical and residue-free use from produce to storage and maintenance. The Organic Materials Review Institute in the United States (OMRI) is a national nonprofit organization that determines which input products are allowed for use in organic production and processing. OMRI Listed or approved products may be used on operations that are certified organic under the USDA National Organic Program. Per OMRI guidelines, CIPC is not on the approved list of the organic products (see http://omri.org/OMRI_datatable.php?search=cipc).

This trend is strengthened by, relatively new, consumer's trend to consume low or non-residue produce which have risen to 20%-25% of consumed produce in developed countries like Netherlands.  (See "Reducing Residue Rising up Priority List", 78 FGJ 1 February 2008. at:
http://www.bcpcertis.com/Certis.bcp/English/Home/News/page.aspx/565?xf_itemId=522&xf_selectionDatapartId=512.

Moreover, management believes that the trend in market, as maybe exhibited by market leaders, such as Marks & Spencer, Tesco and Sainsbury in the UK and EDEKA chain in Germany, is  to replace, as much as possible, fruits and vegetables treated with chemical which leave residues with fruits and vegetables with no residue or low residue.

Alternative sprout inhibitors to CIPC continue to be evaluated by the industry, including essential oils (e.g., caraway, peppermint, spearmint, clove) or their components (e.g., s-carvone, eugenol) physically damage the developing sprout and suppress sprout elongation. However, repeated or continuous application of these compounds may be necessary for efficacy. Substituted naphthalenes (e.g. dimethyl naphthalene, disopropyl naphthalene) may help reduce the amount of CIPC applied or dependency on CIPC for sprout suppression in storage. So far none of the alternatives presented to the potato storage-related industries have shown significant positive results to replace CIPC.

It is also common that diseases develop in stored potatoes. The current procedure to deal with this situation is to lower the humidity and dry the potatoes which, in turn, results in substantial yield losses. Dehydration is also important component as potatoes are losing part of their weight during storage due to dehydration.

Pimi’s products are targeted at storage facilities that are either owned by farmers, or independent storage providers, or are owned by the food manufacturers. Pimi’s products provide chemical and residue-free, and an organic certified product as opposed to a CIPC-based treatment and effective method for preventing rot and decay of in storage and on the shelf thereby significantly extending their shelf life.

In management’s opinion, the recognition and acceptance of our SpuDefender product by the industry, and its regulatory approval, will cause the regulator to ban CIPC in the coming years or at least to reduce further its MRL which will make its use ineffective.

Competition

The manufacturers and distributors of CIPC, which SpuDefender is competing with, are large chemical companies such as Cerits Europe B.V, Loxan B.V, Aceto Agriculture Chemical Corporation, United Phosphorous limited, Mirfield Sales Services Limited, Standon Chemicals limited, Atlas Crop Protection Limited and Whyte Agrochemical LTD. These manufacturers have promoted the "CIPC Stewardship Action Plan 2008" for the UK, which was introduced in order to monitor and control the application of the CIPC in order not to exceed the current EU MRL of 10mg/kg and at the same time to enable the continued use of CIPC in the UK. We expect significant competition from these manufacturers and distributors of CIPC.

At the same time, there are several products which aim to substitute the CIPC which are in potential competition with SpuDefenderTM:

•
Greenvale, UK launched the Ethylene gas solution that may control sprouts at low dosage. It has been used in some storage rooms in Europe. In management opinion the Ethylene has some disadvantages: the frying colors are affected by it, therefore it can be used only for table potatoes; it requires relatively expensive equipment for its distribution; and after been released from storage accelerated sprouting occurs.

•
Certis, Belgium launched the Caraway oil extract, however, in management’s option, this substitute is not demonstrating an ability to replace CIPC due to fact that it is not palatable and it affects the fry colors.

•
Certis also manufactures Clove oil which, in management’s opinion, has several disadvantages: The oils affect taste, aroma as well as cooking and fried taste. To the best of management’s knowledge the Industry banned it due to bad fry colors.

●
Other product are: 1,4-Dimethylnaphthalene (1.4-DMN) and 2,6-Disopropylnaphthalene: This two synthetic hormones are the replication of natural hormones within the potato that induce and prolong its dormancy. This chemicals application in combination with CIPC can control effectively sprouting but has no disinfection capability, to the best of management’s knowledge. The compounds are several years in the US market with no significant presence.

•
There are several other hydrogen peroxide products that claim, as Pimi claims, meaningful bacteriologic control abilities. To the best of management’s knowledge all of these products are based on HP and Acetic & Peracetic acide. These compounds are used in the food industry for more the 60 years and are very effective as disinfectant but limited in scope; in the niche of fruits and vegetables the application suffers several disadvantages, and in particular they have no long-term effect as disinfectant.

•
There are other companies who are developing solutions designed to replace the CIPC and to extend the shelf life of fruits and vegetables. Management believes these solutions have the qualities to replace CIPC or to compete with our product.

Strategy

We have established different market entry strategies for Europe and the US. In Europe the awareness of retailers (such as Tesco) and food processors (PepsiCo- Frit-O-Lays, McCain) and farmers to replace CIPC and other residue products is high, Therefore our Strategy for market-entry and short-term strategy for Europe consists of:

•	Commercial beta trials demonstrating product efficacy in selected crops (potatoes, cabbages, onions, etc.);
•	Selection of local distributors/strategic partners;
•	Registration and regulatory approvals of the product;
•	Product sales to:
o	Industrial producers;
o	Storage providers;
o	Seed producers.

In the US where the awareness of CIPC and other residue in fruits and vegetables is relatively low, our strategy to establish foothold in the market is to convince retailers, who are market leaders and leading fast food chains, to adopt CIPC free potatoes as their standard. Management believes that once market leaders will adopt the standard of CIPC free potatoes, the industry in general will follow. For this reason we have established our Joint Venture with Earthbound LLC and its subsidiary Vegisafe LLC who is engaged in consulting to mass market retailers and major supermarket chains in North America. Our Joint Venture has contacted already with major retail chain stores in the US such as Wal-Mart, Target and A&P and with MacDonald's. These chain stores and fast food chain found interest in our products and technology and in the idea of CIPC-free potatoes, and have referred the JV to their suppliers of table potatoes and French fries for establishing pilot storage rooms.

Once we establish a foothold in the market, we will attempt to establish strategic relations with several large distributors /licensed players who already have a regional distribution network. This will enable us to rapidly increase our global market share and coverage without investing in building a global distribution network from scratch. At this stage, based on this model, we will implement the know-how of its technology to these strategic partners which will be responsible for ordering the product from our OEM manufacturer and focus in marketing and sales activities, enabling us to focus on developing additional products.

We plan to sell the SpuDefenderTM to farmers and growers, storage providers and industrial food producers. Initially, we will sell our  products through local distributors who serve this target market. These distributors are familiar with installation and maintenance of storage management systems and can also provide professional services (i.e. design, consulting, etc.) to storehouses. SpuDefenderTM is manufactured and packaged by a leading, certified European manufacturer for the European market. Once we will start sales in North America the product will be supplied under OEM agreement in the states by Solvay International S.A (see “Manufacturing Process Supply of Raw Materials”
). This multinational producer of Hydrogen Peroxide is able also to supply the company needs in the Asia as well. Pimi’s distributors will purchase the SpuDefenderTM solution from us and deliver it from our supplier to its facility and distribute it to the farmer/storage provider. The distributors will be trained by our technical team and will be responsible for recommending, training, and optionally also designing and installing the required fogging system that distributes Spudefender in the storehouse. For customers who do not have a required fogging system, we and our distributors will either provide one at a cost to be determined or alternatively, bundled with a minimum order of SpuDefenderTM.

Employees

At the date of this registration statement, we employ 5 full-time employees. We intend to employ regional desk managers for each region we will be active in.

Corporate Development

Subject to fund raising and regulatory approvals, management plans to expand the Company’s activity in the U.S., East Europe and Asia. The expansion to East Europe and Asian regions will be by nominations of desk managers to handle the sales for the Company’s products within these regions. The Company also intends to enter into distribution agreements with regional distributors or international corporations who are active in these regions.

In order to execute our expansion plan to the U.S., we intend to establish a subsidiary that will undertake the development, marketing and technical support of the sales of our products within the U.S. Management intends that this subsidiary will also participate in the Joint Venture with Vegisafe for the marketing of SpuDefenderTM and StoreGuardTM. The subsidiary will employ special product managers and the necessary staff to handle the development of SeedGuard within the U.S.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as our Board of Directors deems relevant.

Report to Shareholders

As a result of this offering, and the effectiveness of this registration statement, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file current reports, periodic reports, annual reports, and other information with the Securities and Exchange Commission, as required. Currently, the Company does not expect to file a 1934 Act registration statement. Accordingly, and because at this time we are not going to be registered under the Securities Exchange Act of 1934, we will not be subject to proxy rules or Section 16 of the 1934 Act, until such time as we do file 1934 Act registration statement.

DESCRIPTION OF PROPERTY

The Company and its subsidiary currently lease office space at Kibutz Alonim. The Company currently pays monthly rent of $552 (NIS 2,100) plus VAT per month pursuant to a 12 month lease with an option to additional 12 month, effective as of December 30, 2008.

LEGAL PROCEEDINGS

From time to time we may be a defendant or plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the owner of our property or the manufacturer of our products that could affect our operations. Should any liabilities incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party, which may be adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each, as of April 30, 2009. The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director is elected for the term of one year, and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Name	Age	Position
Alon Carmel	54	Chairman of the Board
Youval Saly	51	Chief Executive Officer
Avi Lifshitz	51	Chief Financial Officer
Nimrod Ben Yehuda*	56	Chief Technology Officer, Director
Doron Shorrer	55	Director
Rami Treger	51	Director
* Aside from Mr. Nimrod Ben Yehuda, there is no other director who is also an officer or employee of the Company.

Alon Carmel

Mr. Alon Carmel is the Chairman of the Board of Directors, and has served as such since September 2008. Alon Carmel co-founded Spark Networks (AMEX:LOV) in 1998, which created and runs such websites as JDate.com, Cupid.co.il, AmericanSingles.com, among others. Prior to co-founding Spark Networks, Mr. Carmel enjoyed a successful career in real estate from 1983 until 1991. Since leaving Spark Networks in 2005, Mr. Carmel has invested in a wide range of early stage start-ups. He is a graduate of the Technion University, Haifa, Israel as practical civil engineering.

Youval Saly

Mr. Youval Saly is our Chief Executive Officer, and joined the Company in November 2007. Prior to joining the company he was the CEO of High-Tech Lipids LTD a Biotech Company. From 2005 to 2007 Mr. Saly was the founder and served as CEO of Aqua Solutions Ltd which developed detergent-free industrial laundry systems. From 2002 until 2005 Mr. Saly served as the marketing and sales manager in Europe at Galam Ltd. a company which is an Israeli market leader in the manufacture of Fructose, Glucose and Starch. From 2001 until 2002 Mr. Saly was the vice president of marketing and sales of Spandex Israel Ltd- a textile company. Previously Mr. Saly served as the marketing and sales manager of Haifa chemicals Ltd from 1997-2001, and was the Chief Technologist of “Pri Hagalill”- the biggest fruit and vegetable processor in Israel, from 1992 until 1997. From 1987 until 1992 Mr. Saly was a head technologist in "Alkol" and from 1985-1987 served as a technologist in "Pri Haemek". Youval Saly earned a B.Sc. in Biotechnology and Food Engineering from Technion Institute, Haifa, Israel.

Avi Lifshitz

Mr. Avi Lifshitz is our Chief Financial Officer, and brings to Pimi more than 25 years of experience in accounting, finance and business management. Mr. Lifshitz is serving for 16 years as CFO of Jordan Valley Semiconductors Ltd which is preparing its financial statement in accordance with the US GAAP. He is the Secretary of Jordan Valley Semiconductors UK Ltd and Jordan Valley Semi Conductors Gmbh (Germany). He  has  joined  Meiri-Lifshitz Accounting firm in 1990 and is a partner since then. Mr. Lifshitz is a director in Bede Scientific Inc (US) in Efrat Consultants Ltd (ISR) and in Ed-Wise Ltd (ISR). Mr. Lifshitz teaches at the Technion-Israel Institute of Technology where he won an award for excellence in 1998. He is certified as a public accountant in Israel, and holds a B.A. in economics and accounting from Haifa University.

Nimrod Ben-Yehuda

Mr. Nimrod Ben-Yehuda is our Chief Technology Officer responsible for developing the Company’s technology, and also serves as a member of our Board of Directors. During the past 18 years, Mr. Ben-Yehuda has been a leading entrepreneur in the field of environment friendly solutions using STHP in many applications. He is the Co-Founder of Pimi and was the inventor of its IP and products.  From 1986-1989 served as Joint CEO of NitroJet LTD, from 1989 until 2003 served as CEO of Nir Ecology which develops ecological solutions for veterinary, food industries and hospitals and from 1993 until 2003 serves as joint CEO and CTO of Swissteril Water Purifications Ltd which developed a protocol for purification of water. Since 2003 until today he serves as CTO of Pimi Israel.

Doron Shorrer

Mr. Doron Shorrer is a member of our Board of Directors. Mr. Shorrer is also currently Chairman and CEO of Shorrer International Ltd. (Investment and financial consulting) in which he has been serving in such capacities since 1998, and has been a member of the board of AIG and Omer Insurance Companies in Israel since 2006, 2008 respectively. Previously, Mr. Shorrer was Chairman of Lito Group (industrial), Chairman of Pluristem Life System, Inc. (bio-technology), Deputy Chairman of Milomor (construction), and Chairman of the Israeli Phoenix Insurance Company, among others. From 1995 to 1998, Shorrer served as Commissioner of Insurance & Capital Markets, Director of Capital Markets, Insurance and Savings at Israel's Ministry of Finance. Prior to that, Mr. Shorrer was Director-General of the Ministry of Transport. Mr. Shorrer has a BA in Economics and Accounting and an MA in Business Administration from the Hebrew University of Jerusalem; He is a Certified Public Accountant.

Rami Treger

Mr. Treger is currently finalizing CEO position at Amiad Filtration System LTD which is one of the Agro filters leading supplier in the world and whose shares are traded in the AIM stock exchange in the UK. Prior to this he founded a Sano Trans, chemical trading company with Sano Israel LTD one of the leading chemical companies in Israel. From 2004-2006 he served as CEO of Zohar Dalia Ltd, the local partner of Ecolab in Israel. Zohar Dalia is the Israeli leader in industrial detergent solutions and raw material with a turn over above $50M. In 2000-2004 he was the CEO of Sasa Tec, formulator and packer of chemical cleaning compounds. Mr. Treger was a region manager in Haifa Chemicals for the Far East where he made relocation to Thailand and established a very successful operation in its region. Rami Treger has a BA in Economics and Accounting, and MBA in Business Administration from the Hebrew University of Jerusalem,

Employment Agreements

The Company has entered into separate employment agreements with several of its executive officers, namely, Mr. Youval Saly, Mr. Nimrod Ben Yehuda, Mr. Avi Lifshitz. We have also entered into employment agreements with two of our employees under regular terms of employment. There are no special collective employment agreement which relate to us and our employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation paid to our principal executive officer, principal financial officer, and our highest paid executive officer, all of whose total annual salary and bonus for the years ended December 31, 2008, 2007 and 2006 exceeded $100,000

SUMMARY COMPENSATION TABLE
		Salary	Bonus	Stock Awards	Option awards	Non-equity incentive plan compensation	Change in pension value and non qualified deferred compensation	All Other Compensation	Total
Name and principal position	Year	($)	($)	($)	($), (a)	($)	($)	($)	($)

Youval Saly,	2008	119,715-	-	-	31,537-	-	-	-	151,252-
Chief Executive Officer (1)	2007	7,800-							7,800-

Avi Lifshitz,	2008	7,891-	-	-	3,464-	-	-	-	11,355-
Chief Financial Officer (2

Nimrod Ben-Yehuda,	2008	119,900-	-	-	-	-	-	-	119,900-
Chief Technology Officer (3)	2007	112,592-	-	-	-	-	-	-	112,592-
	2006	95,289-	-	-	-	-	-	-	95,289-

(1) Dr.(1). Mr. Saly has started to be employed by us on December 2007.
(2). Mr. Lifshitz has started to be employed by us on November 2008.
(3). Mr. Ben Yehuda has started to be employed by us in 2005.

OPTIONS/SARs GRANTS DURING LAST FISCAL YEAR

The below disclosure pertains to the Company’s wholly-owned subsidiary, Pimi Agro Cleantech, Ltd., a company formed under the laws of the state of Israel:

2008 Pimi Israel Shares Option Plan

Pimi Israel’s 2008 Shares Option Plan (the "Pimi Israel Plan") was established as an incentive to retain Pimi's board of directors, employees and consultants whose services are considered valuable. Subject to adjustments as provided in the Pimi Israel Plan, a total of 623,547 Ordinary Shares NIS 0.01 for each share of Pimi Israel (the “Shares”) were subject to the Pimi Israel Plan. Upon the exercise of Options granted under the Pimi Israel Plan, the optionee shall have no voting rights as a shareholder until the consummation of a public offering of the Company’s Shares. All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon. Pimi has entered into six Option Agreements with the following Office Holders: Mr. Saly, Mr. Shorrer, and Mr. Lifshitz, along with two members of the Advisory board: Prof. Nachmias and Prof. Chet, and with one of its employees, all of whom together were granted a total of 561,191 options.

As a result of Pimi’s acquisition of Pimi Israel on April 27, 2009, the 561,191 options granted under the Pimi Israel Plan were exchanged for 561,191 options of Pimi pursuant to the 2009 Pimi Share Incentive Plan (described below).

2009 Pimi Share Incentive Plan

On April 27, 2009, the Company adopted the 2009 Share Incentive Plan (the "2009 Share Incentive Plan"), pursuant to which Pimi is authorized to issue 3,000,000 shares of Commons Stock. The purpose of the 2009 Share Incentive Plan is to offer an incentive to employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to the Company, as well as to replace the Pimi Israel Plan

Upon the adoption of the 2009 Share Incentive Plan, the Company issued 561,191 options to 3 employees, one director and 2 consultants who had options under the Pimi Israel Plan.

Investment Agreement with Earthbound LLC

On January 20, 2009 an investment agreement (the “Investment Agreement”) was entered into between Pimi Israel and Earthbound LLC a Limited Liability Company registered in Delaware ("EB"). It was agreed that EB will invest the total sum of $300,000 the investment will be paid to Pimi in tranches as follows: first tranche of $60,000 will be paid on March 15, 2009.  The balance of $240,000 will be paid in four installments as follows: $60,000 on June 15, 2009, $90,000 on September 15, 2009 and $90,000 on January 15, 2010. EB will receive the allocated shares pro rata to the Investment against each installment of the Investment. As of the date of the filing of this registration statement, EB has invested a total of $60,000 and received 45,328 Ordinary Shares of Pimi Israel which were exchanged to 45,328  shares of Common Stock of the Company.

On May 3, 2009 we issued to Earthbound LLC a warrant for the purchase of 145,985 Common Stock shares of the company at the price of $1.37 per share to be exercised until June 15, 2009. The warrant has been granted to EB in furtherance of the Investment Agreement as further incentive to EB to increase their investment in the Company.

Options granted to Investors in Pimi Israel

In June 2008, two investors  of Pimi Israel received  options to purchase up to 239,193 Ordinary Shares of NIS 0.01 nominal value each, of Pimi Israel for the price of $0.695 per share until June 30, 2009. On April, 27 2009 it was agreed that the options will be converted into options to purchase 239,193 Common Stock Shares of the Company at the same price until June 30, 2009.

Exercise of Options in Pimi Israel Shares

In 2008 Pimi Israel issued 769,526 options to several investors exercisable until February, 28 2009. As of February 28, 2009, a total of 201,972 Options were exercised for a total sum of $145,000 and, consequently, the rest of the Options have expired.

DIRECTOR COMPENSATION

The Company’s directors currently serve without compensation, except for Mr. Doron Shorrer, to whom options were granted under the Company’s 2009 Share Incentive Plan in exchange for the cancellation of options under the Pimi Israel Plan.

Business Advisory Board

The Business Advisory Board is composed of two select individuals who have significant business expertise that the company relies on. Professor Avi Nachmias is a leading figure in the global potato industry. He served as advisor to Nestle, MacDonald's, and Marks & Spencer, and to leading potato processing companies in South America and South Africa. Prior he was Chief Deputy of the Vulcani Research Center of Israel's Ministry of Agriculture.

Professor Ilan Chet is a prominent, leading microbiology scientist. Prof. Chet served as President of the Weizmann Institute of Science (2002-2006). Prof. Chet earned numerous high-level awards and honors for his research. In 2001, his research on extensive control of plant diseases using environment-friendly microorganisms, earned him a nomination for the Nobel Prize. He is a professor at the Hebrew University of Jerusalem.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Avi Nachmias	36,116		928				37,044

Ilan Chet			1,732				1,732

Prof. Avi Nachmias- Member of the Advisory Board

On January 9th 2008 Pimi Israel signed a Consulting Agreement with the Center for Potato Research in a Warm Climate Ltd (the "Center") which is controlled by Prof. Avi Nachmias, who is a member of our advisory board. Under the Consulting Agreement, Pimi Israel is obligated to pay a consulting fee in an amount of 10,000 NIS ($2,630) a month plus VAT against a tax invoice to the Center. Following a capital raise by the Company, the monthly consultancy fee shall be 12,000 NIS ($3,156) a month. The consultancy period is for three years as of January 1st 2008 and may be extended.

Prof. Nachmias received options under Pimi Israel’s 2008 ESOP under an option agreement dated January 22, 2009. Pimi has granted Prof. Nachmias a total amount of 31,177 shares to be vested over a period of 8 quarters, each quarter 3,897 shares, provided he is engaged as a Pimi consultant, as of December 1, 2008, for a period of 8 quarters. The exercise price per each common share shall be last round price $ 0.72 per share.

Prof. ILan Chet - Member of the Advisory Board

On January 10, 2009, Prof. Chet received Options under Pimi Israel’s 2008 ESOP. Pimi has granted to Prof. Chet a total of 93,532 options of common shares to be vested for a period of 16 quarters, each quarter 5,846 options for shares, provided he is engaged as Pimi consultant, as of December 1, 2008, for a period of 16 quarters. The exercise price per each ordinary share shall be last round price $0.72 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shareholder Agreement

Our shareholders Alon Carmel ("Carmel "), Omdan Consulting and Instructions Ltd. A company under the control of Advocate Eitan Shmueli and his wife Mrs. Vivy Shmueli ("Omdan"), Nir Ecology Ltd. ("Nir") a company under the control of Mr. Nimord Ben Yehuda our CTO, by Ashdor Asset Management and Trust Ltd. (thato held the shares in trust for Nir) (collectively the "Shareholders"), entered into an agreement on February 24, 2009 (the "Shareholders Agreement").  Nir is a company under the control of our director, Mr. Nimrod Ben-Yehuda. Under the Shareholders Agreement, the Shareholders have agreed to vote their shares in the annual general meeting of the shareholders. Omdan and Nir will vote for 2 directors which will be proposed by Mr. Carmel. Mr. Carmel and Nir will vote for one director which will be proposed by Omdan, and Mr. Carmel and Omdan will vote for one director which will be proposed by Nir. The parties agreed that in case Mr. Carmel will hold less than 15% and more than 7.5% of Pimi's share capital, Omdan and Nir shall vote for only one director which will be proposed by Mr. Carmel. In case the holdings of one of the parties will be less than 7.5% of Pimi's share capital, the other two parties will not be obligated to vote for the director proposed by this party. In case, the number of directors appointed by the parties will be more than 4 directors, the parties will appoint an even number of directors. In case, six directors will be appointed, Mr. Carmel will propose the fifth director and Omdan and Nir will vote for him, Nir will propose the sixth director and Mr. Carmel and Omdan will vote for him. In case eight directors will be appointed, Mr. Carmel will propose the seventh director and Omdan and Nir will vote for such director. Omdan will propose the eighth director and Mr. Carmel and Nir will vote for him. In case there will not be unanimous consent between the above shareholders with regard to the identity of an outside director, the shareholders will vote against the appointment of such external director in any general meeting it is brought for election.

In an addendum to the Shareholders Agreement dated April 23, 2009, Nir and Omdan agreed that in case of liquidation of the Company or a sale of the majority of its shares to an investor (collectively, the “Sale”) under which Carmel will receive less than $965,000 from such event, they will pay to Carmel, out of the sum they have received under the Sale the balance up to $965,000.

Relationship with Shareholders

On July 12, 2004 Nir, and Machteshim Chemical Works Ltd. ("Machteshim") entered into an agreement (the "Assignment Agreement"), under which Machteshim transferred to Pimi Israel all of their rights in the knowledge and/or information relating to the product known as MC-10, which is the previous name of Pimi's product SpuDefender™ (the "Product"). In addition, Machteshim has transferred to Pimi Israel all the rights in the patents and/or patents requests and/or licenses and/or documents related to the Product. Under the Assignment Agreement, Machteshim agreed to register, on its own account, all the rights in the patent and/or patent requests, relating to the product, in the countries nominated in an appendix to Assignment Agreement. If Machteshim shall not register the patents, it was agreed that Machteshim will transfer all the required documents to Nir, or any party on its behalf, and Nir, or any party on its behalf, shall carry out the registration. Under an agreement dated, November 11, 2005 between Nir and Pimi, Nir has declared and confirmed that the know-how and patents and patent application and/or licenses relating to the Product which was transferred to Pimi Israel from Machteshim under the Assignment Agreement (the "Intellectual Property") belongs exclusively to Pimi Israel except for the right of use of the Intellectual Property for water treatment applications which was granted irrevocably and exclusively on a world-wide basis to Nir or to Nimrod Ben Yehuda or to Naava Ben-Yehuda (or any company in which Nimrod or Naava Ben Yehuda have interest). Nir has obligated to sign on all necessary documents for the completion of the assignment of the Intellectual Property to Pimi.

Nir is the agent for the State of Israel of raw materials utilized by Pimi Israel in the formulation of its products. During the development stage of our formulation, Pimi Israel imported to Israel the raw material in order to formulate its products. Under an agreement dated November 11, 2005, Pimi purchased from Nir such raw materials at costs plus 10% handling commission. Under this agreement, Pimi Israel has paid to Nir as handling commission in the sums of $1,699, and $1,461 in the years 2006, and 2007 respectively. Currently Pimi Israel does not produce the formulation in Israel, and it is not expected that Pimi Israel will purchase this raw material from Nir in the future.

On November 13, 2005 an Investment Agreement was entered into between Nimrod Ben-Yehuda, Omdan, Mr. Carmel and JNS Capital LLC ("JNS") (the "Investment Agreement"). Under the Investment Agreement, Mr. Carmel and JNS agreed to invest in Pimi Israel a total sum of $900,000 ("Investment Amount"), in quarterly installments, in consideration for the issuance of 120,000 shares. On November 15, 2006 an Addendum to the Investment Agreement was signed by the above parties (the "Addendum"). Until that time, Mr. Carmel and JNS have invested in Pimi Israel the total sum of $785,000 out of their total Investment Amount. Under the Addendum JNS was released from its obligation to invest in Pimi Israel the balance of the Investment Amount and Mr. Carmel agreed to pay to Pimi an additional sum of $215,000 out of which $115,000 is the balance of the Investment Amount and $100,000 is an "Additional Investment." It was further agreed that Mr. Carmel and JNS will be entitled, against the payment of the balance of the Investment Amount, to receive 120,000 preferred shares of 0.01 NIS each of Pimi Israel instead of 120,000 Ordinary Shares of 0.01 NIS each. Pimi Israel has issued preferred shares to Mr. Carmel and JNS, respectively, to their investments in Pimi Israel. Mr. Carmel has transferred the Additional Investment amount to Pimi Israel in accordance with the Addendum and Pimi has issued to Mr. Carmel 30,006 preferred shares.

In December 2006 Omdan issued to Pimi Israel a loan in the amount of 70,000 NIS ($16,413), which was converted on January 2007 into common shares of Pimi Israel. The loan did not bear any interest.

Mr. Eitan Shmueli (the controlling shareholder of Omdan) and Mr. Nimrod Ben Yehuda, have guaranteed to Bank Hapoalim a line of credit of 60,000 NIS ($ 15,781) granted to Pimi Israel.

On April 1, 2005, Mr. Nimrod Ben Yehuda guaranteed on behalf of Pimi Israel, certain obligations of Pimi Israel under a lease agreement dated April 1, 2005 for Pimi Israel’s offices with Kibbutz Alonim.

On December 12, 2007, Mr. Carmel has guaranteed to Bank Leumi a line of credit of 57,000 NIS ($14,992) granted to Pimi Israel.

Nir and Pimi Israel share the same office space in Kibbutz Alonim, Israel. The office space was rented together by Pimi Israel and Nir from Kibutz Alonim by two separate lease agreement. Nir has supplied to Pimi office services and paid insurance premiums for the offices. Pimi Israel has paid Nir for this service and expenses (including IT, insurance, maintenance, office equipment and supplies) the sum of $3,498, $6,031 in years 2006 and 2007 respectively. As of 2009, Pimi Israel subleased to Nir 10 square meters of office space, for $75 per month. As of the date of the filing of this registration statement, Nir no longer supplies these services to Pimi.

During the years 2006-2008, Nir has been engaged in treatment of our patents and IP and has incurred expenses related to such services. We have agreed to pay to Nir for these services and in reimbursement of the expenses incurred by it a sum of $ 26,300 (100,000 NIS).  In 2009 we have paid $10,500 (40,000 NIS), and we will pay to the Nir the balance of $15,800 (60,000 NIS) when we shall raise fund of at least $1 Million.

Share Exchange Agreement

On April 27, 2009, we entered into an Exchange Agreement with Pimi Israel and all of the shareholders of Pimi Israel, pursuant to which we agreed to acquire all of the issued and outstanding shares of Pimi Israel. As consideration for the acquisition of the shares of Pimi Israel, we agreed to issue an equal number of shares of our Common Stock to the Shareholders of Pimi Israel.  As a result of the Exchange Agreement, Pimi Israel became a wholly-owned subsidiary of the Company.

Relationship with directors and Officers

Youval Slay-CEO

Pimi entered into an Employment Agreement on November 27th, 2006 with Mr. Saly. On October 29, 2008, the parties entered into an Addendum to the Employment Agreement. Mr. Saly is entitled to total compensation of 50,000 NIS ($13,151) plus VAT per month from the month of October 2008. This consideration is paid against VAT receipt and covers all social benefits, car maintenance and cellular phone expenses of Mr. Saly. Mr. Saly has taken upon himself the payment for the social security, the pension fund and any other social insurance and benefits. Pimi has paid Mr. Saly the total sum of 437,400 NIS ($119,715) in 2008 a consideration under his employment agreement.

In addition Mr. Saly is entitled to options under the ESOP of Pimi Israel for 2008 in the total amount of 311,773 options for 311,773 Ordinary shares to be vested in 16 quarters starting as of December 2007, each quarter  19,486 shares . The exercise price per each Ordinary share is 0.01 NIS. The options were converted into 311,773 options for 311,773 common stock shares of our company with an exercise price of $ 0.01 for each option share and the same vesting period.

Nimrod Ben Yehuda-CTO

According to an agreement dated November 13, 2005, as amended on November 16, 2006, and of April 28, 2009, Mr. Ben Yehuda has been appointed as Pimi's CTO. Mr. Ben Yehuda is entitled to a monthly gross salary of 25,000 NIS ($6,575), plus benefits such as executive insurance, education fund at the rate of 10% (7.5% contribution by us), and disability insurance. Furthermore, Mr. Ben Yehuda is entitled to a credit card for approved expenses, including traveling expenses.

Under the addendum of November 16, 2006, Mr. Ben Yehuda’s net salary was reduced by the sum of 3,000 NIS ($695). The reduction was considered as a loan by Mr. Ben Yehuda to us. We undertook to pay this loan to Mr. Ben Yehuda after a new investment of not less than $500,000 at a valuation of not less than $3,000,000, or in case of another event causing Pimi to receive an income of more than $500,000. Pimi Israel has paid to Mr. Ben Yehuda the debt accrued for the reduced salary on December 2008.

Mr. Ben Yehuda has received the sum of $95,289, $112,592 and $119,900 as salary and social benefits in the years 2006, 2007 and 2008 respectively.

Avi Lifshitz- CFO

Pimi has entered into a Personal Service Agreement in November 2008 with accountant Avi Lifshitz. Mr. Lifshitz and Ad wise Ltd., a company under the control of Mr. Lifshitz ("Ad wise"), are entitled to a total consideration of 10,000 NIS ($2,630) plus VAT per month as from October 2008. Until the date of which Pimi raises capital from an external investors for a sum exceeding $1,000,000, Pimi shall pay Mr. Lifshitz and Ad wise, on behalf of the consideration, a sum of 5,000 NIS ($1,315) plus VAT, and the balance of the consideration shall accrue to the credit of the Mr. Lifshitz and Ad wise and shall be paid to them after the raising of capital as aforesaid. The consideration to Mr. Lifshitz will is paid as salary and the consideration to Ad wise is paid against VAT receipt, the consideration shall not exceed the amount of 10,000 NIS plus VAT. The consideration covers taxes, national insurance, pension fund and/or any other social insurance and/or benefits, car maintenance and cellular phone expense. Pimi expenses amounted to the total sum of 30,000 NIS ($7,891) in 2008 under this Personal Service Agreement.

In addition Mr. Lifshitz is entitled to options under the ESOP for Israel for 2008 in the total amount of 62,355 options for 62,355 Ordinary shares to be vested in 16 quarters as of October, 2008 each quarter 3,897 shares. The exercise price per each Ordinary share is $0.72 per share. The options were converted into 62,355 options for 62,355 common shares of our company with the exercise price of $0.72 for each common share, and the same vesting period.

Legal Services

Sadot & Co. Law offices in which Mr. Eitan Shmueli (a controlling shareholder of Omdan, one of our major shareholders), is a partner, has a retainer agreement with Pimi and has received fee from Pimi during the last 3 years, as legal fees 74,859 NIS ($16,798), 121,188NIS ($29,500), and 91,142 NIS ($24,731) in the years 2006, 2007 and 2008 respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of and percent of the Company's common stock beneficially owned by:

•	all directors and nominees, naming them,
•	our executive officers,
•	our directors and executive officers as a group, without naming them, and
•	persons or groups known by us to own beneficially 5% or more of our Common Stock or our Preferred Stock having voting rights:

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on April 30, 2009, and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of April 30, 2009. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our capital stock owned by them.

Name and address of owner	Title of Class	Capacity with Company	Number of Shares Beneficially Owned (1)	Percentage of Class (2)
Alon Carmel(3) c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chairman of the Board	2,433,314	35.27%

Youval Saly c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chief Executive Officer	116,915(4)	1.69%

Avi Lifshitz c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chief Financial Officer	11,691(5)	0.17%

Nimrod Ben-Yehuda(3)(6) c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chief Technology Officer, Director	1,440,100	20.85%

Avi Nachmias(7) c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chief Research Officer, Advisory Board Member	7,794	0.11%

Doron Shorrer c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Director	27,009(8)	0.39%

Ilan Chet c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Advisory Board Member	11,692(10)	0.17%

Omdan Consulting and Instruction Ltd(3)(11) 44 Nachal Amud St. Ramat-Hasharon, Israel, 47204	Common Stock	Shareholder	817,362	11.83%

All Officers and Directors As a Group (7 persons)	Common Stock		4,865,877	70.44%

(1)  This column represents the total number of votes each named stockholder is entitled to vote upon matters presented to the shareholders for a vote.
(2) Applicable percentage ownership is based on 6,313,589 shares of Common Stock outstanding as of April 30, 2009, together with securities exercisable or convertible into shares of Common Stock within 60 days of April 30, 2009, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of April 30, 2009, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3) For the terms of Voting Agreement between Alon Carmel, Nir Ecology and Omdan Consulting and Instruction Ltd see Certain Relationship and Related Transactions.
(4) This number represents the amount of options which become vested under Mr. Saly option agreement until June 30, 2009.
(5) This number represents the amount of options which become vested under Mr. Lifshitz option agreement until June 30, 2009.
(6) The shares are owned by Nir Ecology Ltd, a company under the control of Mr. Ben Yehuda and are held in trust for Nir Ecology by a trustee.
(7) This number represents the amount of options which become vested under Prof. Nachmias option agreement until June 30, 2009.
(8) 19,215 shares of Common Stock are owned by Shorrer International Ltd, a company under the control of Mr. Doron Shorrer. And the balance of 7,794 shares of Common Stock represents the amount of options which become vested under Mr. Shorrer’s option agreement until June 30, 2009.
(10) This number represents the amount of options which become vested under Prof. Chet option agreement until June 30, 2009.
(11) A company owned by Mr. Eitan Shmueli and his wife Mrs. Vivy Shmueli. Mr. Shmueli was the Co-Founder of Pimi and serves as Pimi’s legal Advisor in Israel. The shares owned by Omdan are held by a trustee.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 30,000,000 shares of common stock with $.01 par value per share. As of April 30, 2009, there were 6,313,589 shares of common stock issued and outstanding held by 37 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. The selling shareholders will offer their shares at $1.35 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming this occurs, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. These selling shareholders acquired their shares by purchase in a single private placement exempt from registration under section 4(2) of the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated unless otherwise stated in the footnotes below. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Stockholder	Shares of Common Stock Included in Prospectus (i)	Beneficial Ownership Before Offering (ii)	Percentage of Common Stock Before Offering (ii)	Beneficial Ownership After the Offering (iii)	Percentage of Common Stock Owned After Offering (iii)
eNitiatives – New Business Architects Ltd. (iv)(xii)	11,578	55,664	0.81%	44,086	0.64%
Erez Ravina(xii)	29,062	139,719	2.02%	110,657	1.60%
Ahiam Lifshitz(xii)	16,000	76,922	1.11%	60,922	0.88%
Shorer International Ltd. (v)(xii)	3,997	19,215	0.28%	15,218	0.22%
Yechiel Katz(xii)	11,546	55,508	0.80%	43,962	0.64%
Michael Gildengorin	22,604	70,139	1.02%	47,535	0.69%
Efi nave(xii)	7,532	144,852	2.10%	137,320	1.99%
Dany Birger(xii)	9,052	174,072	2.52%	165,020	2.39%
Lior Yaron	47,362	146,965	2.13%	99,603	1.44%
Asaf David Margalit(xii)	3,000	14,423	0.21%	11,423	0.17%
Shai Scharfstein(xii)	5,934	28,527	0.41%	22,593	0.33%
Shai Sapir Investments Ltd. (vi)(xii)	43,019	206,820	2.99%	163,801	2.37%
Galit Szolomowicz	9,194	28,528	0.41%	19,334	0.28%
Jacques Beraru (xi)(xii)	285	1,371	0.02%	1,086	0.02%
Shay Zilberman(xii)	74	354	0.005%	280	0.004%
Zeev Vider (xi)(xii)	33	161	0.002%	128	0.002%
Arieh Zinger Zamir(xii)	80	384	0.006%	304	0.004%
Moshe Mazor(xii)	1,483	7,132	0.10%	5,649	0.08%
Hagai Halevy(xii)	1,426	6,855	0.10%	5,429	0.08%
Reuven Radu Guttmann(xii)	285	1,371	0.02%	1,086	0.02%
Alon Galanti(xii)	549	2,641	0.04%	2,092	0.03%
Ephraim David(xii)	80	383	0.006%	303	0.004%
Dalya Zelikovich (x)(xii)	2,279	10,958	0.16%	8,679	0.13%
Shiran Zelikovich (x)(xii)	570	2,740	0.04%	2,170	0.03%
Dan Geiger	442	1,370	0.02%	928	0.013%
Meir Avraham Duke	88,292	273,972	3.97%	185,680	2.69%
B.M.O. Lavi Investments and Holdings 2008 Ltd. (vii)(xii)	29,193	140,351	2.03%	111,158	1.61%
Oded Feigin(xii)	13,867	66,667	0.97%	52,800	0.76%
Oran Agranat(xii)	20,800	100,000	1.44%	79,200	1.15%
EarthBound LLC (viii)	14,608	236,641	3.43%	222,033	3.21%
Faina Kronenberg	2,429	7,536	0.11%	5,107	0.07%
Edward Britt Brockman	1,216	3,773	0.06%	2,557	0.04%
William Yarmuth	6,079	18,863	0.27%	12,784	0.19%
H.H. Investment Company (ix)(xii)	1,756	8,442	0.12%	6,686	0.10%
Total	405,703	2,053,319	29.73%	1,647,616	23.85%

(i) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).
(ii) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 6,907,775 shares issued and outstanding as of April 30, 2009, including options exercisable within 60 days of April 30, 2009.
(iii) Assumes that all securities registered will be sold.
(iv) eNitiatives is a company under the control of Mr. Reuven Marko.
(v) Shorrer International Ltd. is a company under the control of Mr. Doron Shorrer.
(vi) Shai Sapir Investments Ltd. is a company under the control of Mr. Yehoshua Hershkovitz.
(vii) B.M.O. Lavi Investments and Holdings 2008 Ltd. is a company under the control of Mr. Boaz Lavie.
(viii) Earthbound is a company under the control of Mr. Jack Dweck and 3 Sixty Inc a company whose sole shareholder is JACohen FLP (Family Limited Partnership), a corporation organized under the laws of the State of Delaware. The General Partners of the JACohen FLP are Jeffrey Cohen and Adele Cohen. For a warrant to purchase 145,985 shares of Common Stock granted to Earthbound LLC on May 3, 2009, see Investment Agreement with Earthbound LLC.
(ix) H.H. Investment Company is a company under the control of Mr. Amos Hacmun and Mr. Dor Heskia.
(x) Dalya and Shiran Zelikovich are mother and daughter.
(xi) Jacque Beraru and Zeev Vider are brothers-in-law.
(xii) An Israeli resident. The shares owned by this shareholder are held in trust by a trustee.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be because there is no trading market in our common stock as of the date of this prospectus. The selling stockholders will sell shares an estimated of $1.35 per share until a public market develops for the common stock. In order for a public market to develop, a broker-dealer must make a filing with the FINRA, which oversees the over-the-counter market, including the OTC Bulletin Board. If a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices.  Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal
• facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately-negotiated transactions;
• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• through the writing of options on the shares;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

	that a broker or dealer approve a person's account for transactions in penny stocks; and
	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

	obtain financial information and investment experience objectives of the person; and

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

	sets forth the basis on which the broker or dealer made the suitability determination; and
	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

OTC Bulletin Board Considerations

As discussed elsewhere in this registration statement, the Company’s common stock is not currently included for annotation on the Over the Counter Bulletin Board (“OTCBB”), and there is no public trading market. To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an FINRA Market Maker to file our application on Form 211 with the FINRA, but as of the date of this prospectus, no filing has been made.

Holders

As of April 30, 2009, the approximate number of stockholders of record of the Common Stock of the Company was 37.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Pimi and its subsidiary  as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2008 and for the cumulative period from January 14, 2004 (date of inception) through December 31, 2008appearing in this prospectus and registration statement have been so included in reliance on the Report of Fahn Kanne & Co., an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building and 233 Broadway New York, New York.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)
Consolidated Financial Statements
as of December 31, 2008

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)
Consolidated Financial Statements
as of December 31, 2008
Table of Contents
Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Statements of Changes in Shareholders’ Equity (Deficit)	F-5 – F-7
Consolidated Statements of Cash Flows	F-8
Notes to the Consolidated Financial Statements	F-9 – F-24

Report of Independent Registered Public Accounting Firm To the Shareholders of PIMI AGRO CLEANTECH, INC. (A Development Stage Company)	Fahn Kanne & Co. Head Office Levinstein Tower 23 Menachem Begin Road Tel-Aviv 66184, ISRAEL P.O.B. 36172, 61361 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

Report of Independent Registered Public Accounting Firm
To the Shareholders of
PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Pimi Agro Cleantech, Inc. (a development stage company) (hereinafter: the "Company") and its subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, statements of changes in shareholders’ equity (deficit) and consolidated statements of cash flows for each of the years in the three year period ended December 31, 2008 and for the cumulative period from January 14, 2004 (date of inception) through December 31, 2008.  These consolidated financial statements are the responsibility of the Board of Directors and management of the Company.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2008 and 2007, and the consolidated results of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2008 and for the cumulative period from January 14, 2004 (date of inception) through December 31, 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage as defined in Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises". It has not yet generated sufficient revenues from its operations to fund its activities and is therefore dependent upon external sources for financing its operations. Since inception, the Company has suffered accumulated losses in an amount of US$ (1,999,147) and has a negative operating cash flow of US$ (1,811,293). These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fahn Kanne & Co.
Certified Public Accountants (Isr.)
Tel-Aviv, Israel
May 4, 2009

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	US dollars
	December 31,
	2008(*)	2007(*)
ASSETS
Current Assets
Cash and cash equivalents	277,410	35,055
Accounts receivable	13,240	8,438
Other current assets (Note 3)	46,602	27,685
Total current assets	337,252	71,178

Property and Equipment, Net (Note 4)	18,280	15,701

Funds in Respect of Employee Rights Upon Retirement	28,837	20,286

Total assets	384,369	107,165

LIABILITIES, NET OF CAPITAL DEFICIT
Current Liabilities
Accounts payable:
Trade (Note 5A)	30,906	18,345
Other (Note 5B)	170,017	208,973

Total current liabilities	200,923	227,318

Liability for employee rights upon retirement	37,261	20,286

Commitments (Note 7)
Shareholders’ Equity (Deficit) (Note 8)
Common stocks of US$ 0.01 par value ("Common stocks"):
30,000,000 shares authorized as of December 31, 2008 and 2007; issued and outstanding 6,031,658 shares and 4,033,834 shares as of December 31, 2008 and 2007, respectively	60,316	40,338
Additional paid in capital	2,114,872	1,145,341
Receipts on account of shares	-	100,000
Accumulated other comprehensive loss	(29,856)	(29,965)
Deficit accumulated during the development stage	(1,999,147)	(1,396,153)
Total shareholders' equity (deficit)	146,185	(140,439)

		-

Total liabilities and shareholders’ equity (deficit)	384,369	107,165

(*)
As described in Note 1A, the financial statements were retroactively related to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	US dollars
	Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until December 31,
	2008(*)	2007(*)	2006(*)	2008(*)

Revenues	104,612	15,763	29,454	173,286
Research and development expenses (Note 9)	(515,154)	(319,015)	(452,004)	(1,521,572)
General and administrative expenses (Note 10)	(187,032)	(190,036)	(150,818)	(543,520)
Operating loss	(597,574)	(493,288)	(573,368)	(1,891,806)

Financing expenses (income), net	(5,420)	(1,757)	(11,813)	(27,007)
Loss from continuing operation	(602,994)	(495,045)	(585,181)	(1,918,813)
Income (loss) from discontinued operation (in 2007 includes capital gain on disposal of US$ 245,574), net (Note 14)	-	153,592	(246,234)	(80,334)
Net loss for the period	(602,994)	(341,453)	(831,415)	(1,999,147)

Loss per share from continuing operation (Note 12)	(0.12)	(0.43)	(4.82)

Earnings (loss) per share from discontinued operation (Note 12)	-	0.13	(2.03)

Net loss per share (Note 12)	(0.12)	(0.3)	(6.85)

(*)
As described in Note 1A, the financial statements were retroactively related to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (*)

	US Dollars (except for share data)
	Common stock			Accumulated
	Number of shares	Amount	Additional paid in capital	other comprehensive income (loss)	Receipts on account of shares	Accumulated deficit	Total shareholders equity (deficit)
January 14, 2004 (date of inception)	-	-	-	-	-	-	-
120,000 common stock issued for cash of US$ 0.002 per share	120,000	1,200	(932)	-	-	-	268
Balance as of December 31, 2004	120,000	1,200	(932)	-	-	-	268

Loss for the year	-	-	-	-	-	(223,285)	(223,285)
Gain on translation of subsidiary functional currency to the reporting currency	-	-	-	5,989	-	-	5,989

Total comprehensive loss							(217,296)
Receipts on account of shares	-	-	-	-	100,000	-	100,000
Balance as of January 1, 2006	120,000	1,200	(932)	5,989	100,000	(223,285)	(117,028)
Loss for the year	-	-	-	-	-	(831,415)	(831,415)
Loss on translation of subsidiary functional currency to the reporting currency	-	-	-	(12,748)	-	-	(12,748)

Total comprehensive loss							(844,163)

Issuance of 25,200 common stock for cash of US$ 7.50 per share on January 2, 2006	25,200	252	188,748	-	(100,000)	-	89,000
Issuance of 24,000 common stock for cash of US$ 7.56 per share on July 19, 2006	24,000	240	181,293	-	-	-	181,533
Issuance of 72,000 common stock for cash of US$ 7.53 per share on December 28, 2006	72,000	720	541,600	-	-	-	542,320
Issuance of 1,688 common stock for cash of US$ 8.33 per share on December 28, 2006	1,688	17	14,043	-	-	-	14,060
Receipts on account of shares	-	-	-	-	33,644	-	33,644
Balance as of December 31, 2006	242,888	2,429	924,752	(6,759)	33,644	(1,054,700)	(100,634)

(*)
As described in Note 1A, the financial statements were retroactively related to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (*) (cont.)

	US Dollars (except for share data)
	Common stock			Accumulated
	Number of shares	Amount	Additional paid in capital	other comprehensive income (loss)	Receipts on account of shares	Accumulated deficit	Total shareholders equity (deficit)

Loss for the year	-	-	-	-	-	(341,453)	(341,453)
Loss on translation of subsidiary functional currency to the reporting currency	-	-	-	(23,206)	-	-	(23,206)
Total comprehensive loss							(364,659)
Issuance of 8,708 common stock for cash of US$ 2.37 per share, 30,006 common stock for cash of US$ 3.28 per share, 7,754 common stock for cash of US$ 0.0025 per share and 591 common stock for cash of US$ 3.45 per share in April 2007	47,059	471	119,375	-	(33,644)	-	86,202
Issuance of 6,937 common stock for cash of US$ 4.10 per share in June 2007	6,937	69	28,339	-	-	-	28,408
Issuance of 747,390 common stock for cash of US$ 0.078 per share in July 2007	747,390	7,474	51,061	-	-	-	58,535
Issuance of 996,520 common stock for cash of US$ 0.024 per share in August 2007	996,520	9,965	14,007	-	-	-	23,972
Issuance of 996,520 common stock for cash of US$ 0.024 per share in November 2007	996,520	9,965	15,212	-	-	-	25,177
Issuance of 996,520 common stock for cash of US$ 0.0026 per share in December 2007	996,520	9,965	(7,405)	-	-	-	2,560
Receipts on account of shares	-	-	-	-	100,000	-	100,000
Balance as of December 31, 2007	4,033,834	40,338	1,145,341	(29,965)	100,000	(1,396,153)	(140,439)

(*)
As described in Note 1A, the financial statements were retroactively related to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (*) (cont.)

	US Dollars (except for share data)
	Common stock			Accumulated
	Number of shares	Amount	Additional paid in capital	other comprehensive income (loss)	Receipts on account of shares	Accumulated deficit	Total shareholders equity (deficit)

Loss for the year	-	-	-	-	-	(602,994)	(602,994)
Gain on translation of subsidiary functional currency to the reporting currency	-	-	-	109	-	-	109
Total comprehensive loss							(602,885)
Issuance of 716,589 common stock for cash of US$ 0.041 per share in February 2008	716,589	7,166	22,370	-	-	-	29,536
Issuance of 235,334 common stock for cash of US$ 0.72 per share in February 2008	235,334	2,353	166,600	-	(100,000)	-	68,953
Issuance of 291,515 common stock for cash of US$ 0.69 per share in June 2008	291,515	2,915	197,085	-	-	-	200,000
Issuance of 310,382 common stock for cash of US$ 0.71 per share in September 2008	310,382	3,104	216,161	-	-	-	219,265
Issuance of 444,004 common stock for cash of US$ 0.74 per share in November 2008	444,004	4,440	323,548	-	-	-	327,988
Stock based compensation	-	-	43,767	-	-	-	43,767
Balance as of December 31, 2008	6,031,658	60,316	2,114,872	(29,856)	-	(1,999,147)	146,185

(*)
As described in Note 1A, the financial statements were retroactively related to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	US dollars
	Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until December 31,
	2008(*)	2007(*)	2006(*)	2008(*)
Cash flows from operating activities:

Net loss for the period	(602,994)	(341,453)	(831,415)	(1,999,147)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Depreciation	7,325	5,766	2,709	16,049
Increase in accrued severance pay	17,747	3,948	8,658	35,535
Stock based compensation	43,767	-	-	43,767
Interest from shareholders loans	-	-	(9,723)	(2,409)

Changes in assets and liabilities:

Decrease (increase) in accounts receivable	(4,988)	(4,123)	8,889	(12,502)
Increase in other current accounts	(19,718)	(17,266)	(94,346)	(142,439)
Increase (decrease) in accounts payable – trade	13,092	(15,367)	11,422	27,618
Increase (decrease) in accounts payable – other	(43,863)	141,878	35,631	141,901

Net cash used in operating activities generated from continuing operations	(589,632)	(226,617)	(868,175)	(1,891,627)
Net cash provided in (used in) operating activities generated from discontinued operations (in 2007 includes capital gain on disposal of US$ 245,574)	-	(153,592)	246,234	80,334
Net cash used in operating activities	(589,632)	(380,209)	(621,941)	(1,811,293)

Cash flows from investment activities:

Increase in funds in respect of employee rights upon retirement	(8,816)	(3,948)	(8,658)	(26,604)
Purchase of property and equipment	(9,866)	(319)	(19,027)	(31,716)
Net cash used in investment activities	(18,682)	(4,267)	(27,685)	(58,320)

Cash flows from financing activities

Credit from banking institutions	-	-	(2,730)	(21)
Issuance of common stock	845,744	224,661	632,629	1,703,302
Payment on account of shares	-	100,000	33,644	233,644
Loans from shareholders	-	-	14,083	194,083
Net cash provided by financing activities	845,744	324,661	677,626	2,131,008
Effect of exchange rate changes on cash and cash equivalents	4,925	6,140	6,370	16,015
Increase (decrease) in cash and cash equivalents	242,355	(53,675)	34,370	277,410
Cash and cash equivalents at beginning of the period	35,055	88,730	54,360	-
Cash and cash equivalents at end of the period	277,410	35,055	88,730	277,410

(*)
As described in Note 1A, the financial statements were retroactively related to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

Supplementary information on financing activities not involving cash flows
During 2006, the Company loans from shareholders were converted into 24,000 common stock for an amount of US$ 180,000.

During 2007, the Company loans from shareholders were converted into 52,776 common stock for an amount of US$ 14,477.

The balance as of December 31, 2006 of other current assets included US$ 14,284 with respect to shares issued to all investors (the amount was paid after balance sheet date).

The accompanying capital notes are an integral part of the consolidated financial statements.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	-	GENERAL
A.
Pimi Agro Cleantech, Inc. (the "Company") was incorporated on April 1, 2009, under the laws of the State of Delaware.  On April 27, 2009, the Company acquired from its shareholders all of the issued and outstanding shares of Pimi Agro Cleantech Ltd. (hereinafter: "Pimi Israel"). As a consideration for the transaction, the Company issued its shareholders an equal number of its common stock (6,313,589 shares). As a result of the acquisition, Pimi Israel became a wholly-owned subsidiary of the Company.  The transaction involves companies under common control, and accordingly, the acquisition has been accounted for at historical cost in a manner similar to a pooling of interests.  On this basis, the stockholders’ equity has been retroactively restated to reflect the equivalent number of shares of common stock of the Company issued for the acquisition of Pimi Israel as if such shares were issued at the dates they were issued by Pimi Israel to its shareholders. The historical financial statements prior to April 27, 2009 reflect the activities of Pimi Israel.

Pimi Israel was incorporated in 2004 and commenced its operations in 2005. Pimi Israel develops, produces and markets products for improving the quality and extending the shelf-life of fruits and vegetables. Since its inception, Pimi Israel has devoted substantially all of its efforts to business planning, research and development and raising capital, and has not yet generated significant revenues.  Accordingly, Pimi Israel is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

B.
The development and commercialization of Pimi Israel's product will require substantial expenditures.  Pimi Israel has not yet generated sufficient revenues from its operations to fund its activities, and is therefore dependent upon external sources for financing its operations. There can be no assurance that Pimi Israel will succeed in obtaining the necessary financing to continue its operations. Since inception, Pimi Israel has suffered accumulated losses in an amount of US$ (1,999,147) and has a negative operating cash flow of US$ (1,811,293). These factors raise substantial doubt about Pimi Israel's ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

C.	The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

D.	Risk factors

The Company and Pimi Israel (the "Group") have a limited operating history and faces a number of risks, including uncertainties regarding finalization of the development process, demand and market acceptance of the Group's products, the effects of technological change, competition and the development of other new products.  Additionally, other risk factors also exist, such as the ability to manage growth and the effect of planned expansion of operations on the Group's future results.

In addition, the Group expects to continue incurring significant operating costs and losses in connection with the development of its products and increased marketing efforts.

As mentioned above, the Group has not yet generated significant revenues from its operations to fund its activities, and therefore the continuance of its activities as a going concern depends on the receipt of additional funding from its shareholders and investors.

E.	Use of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates
.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 2		SIGNIFICANT ACCOUNTING POLICIES

	A.	Functional currency and translation to the reporting currency
The functional currency of the Company is the US dollar (“US$”), which is the currency of the primary economic environment in which the operations of the Company are conducted. The functional currency of its foreign subsidiary is the New Israeli Shekel ("NIS").

The financial statements of the subsidiary were translated into U.S. dollars in accordance with the principles set forth in SFAS No. 52 of the U.S. Financial Accounting Standards Board ("FASB").  Accordingly, assets and liabilities were translated from NIS to U.S. dollars using year-end exchange rates, and income and expense items were translated at average exchange rates during the year.

Gains or losses resulting from translation adjustments are reflected in shareholders' equity, under “accumulated other comprehensive income (loss)”.

Balances denominated in, or linked to foreign currency are stated on the basis of the exchange rates prevailing at the balance sheet date.  For foreign currency transactions included in the statement of operations, the exchange rates applicable on the relevant transaction dates are used.  Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses.

	Year ended December 31,
	2008	2007	2006
Official exchange rate of NIS 1	0.263	0.260	0.237

B.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated on consolidation.

As described in Note 1A above, the acquisition of Pimi Israel has been accounted for in a manner similar to a pooling of interests at historical cost

C.	Cash and cash equivalents
The Group considers all highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use, and short-term debentures, with original periods to maturity not exceeding three months, to be cash equivalents.

D.	Property and equipment

1. Property and equipment are stated at cost, net of accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful lives of the   assets.  When asset are retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in the statements of operations

2. Rates of depreciation:

%
Computers	33
Furniture and office equipment	7-15

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 2	-	SIGNIFICANT ACCOUNTING POLICIES (cont.)

	E.	Impairment of long-lived assets

The Group's long-lived assets are reviewed for impairment in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  The Group have not recorded any impairment losses in the reported periods.

	F.	Deferred income taxes

The Group accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes".  According to SFAS No. 109, deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law.  Deferred tax balances are computed using the tax rates expected to be in effect at the time when these differences reverse.  Valuation allowances in respect of the deferred tax assets are provided for if, based upon the weight of available evidence, it is more likely than not that all or a portion of the deferred income tax assets will not be realized.

	G.	Liability for employee rights upon retirement

Pimi Israel's liability for employee rights upon retirement with respect to its Israeli employees is calculated, pursuant to Israeli severance pay law, based on the most recent salary of each employee multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment, or a portion thereof. Pimi Israel makes monthly deposits to insurance policies and severance pay funds.  The liability of the Company is fully provided for.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits/losses.

Severance expenses for the years ended December 31, 2008, 2007 and 2006, amounted to US$ 17,747, US$ 3,948 and US$ 8,658, respectively.

	H.	Revenue recognition

Revenues are recognized in accordance with Staff Accounting Bulletin ("SAB") No. 104, Revenue recognition when delivery has occurred and, where applicable, after installation has been completed, there is persuasive evidence of an agreement, the fee is fixed or determinable and collection of the related receivables is reasonably assured and no further obligations exist.

Revenues from sales are recognized when title and risk and rewards for the products are transferred to the customer, net of provisions for estimated returns and discounts.

	I.	Research and development costs

The Group accounts for research and development costs in accordance with the SFAS No. 2, "Accounting for Research and Development Costs". Under SFAS 2, all research and development costs must be expensed as incurred. Grants received from the Government of Israel for development of approved projects are recognized as a reduction of expenses when the related costs are incurred (see also J. below).

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 2	-	SIGNIFICANT ACCOUNTING POLICIES (cont.)

	J.	Royalty-bearing grants

Royalty-bearing grants from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel (the "OCS") for funding approved research and development projects are recognized at the time Pimi Israel is entitled to such grants, on the basis of the costs incurred and included as a reduction of research and development costs.  Research and development grants recognized in 2008 and 2007 amounted to US$ 30,505 and US$ 91,248, respectively (cumulative since inception US$ 121,753).

As of December 31, 2008, the Company has not accrued any royalties, since no revenues were recognized in respect of the funded project.

	K.	Earning per share

Basic earning (loss) per share are computed by dividing net income (loss) by the weighted average number of shares outstanding during the year.

In computing diluted earning  per share, basic earning per share are adjusted to reflect the potential dilution that could occur upon the exercise of options issued using the treasury stock method, if their effect is dilutive.

	L.	Stock-based compensation

The Group applies the provisions of SFAS No. 123R, "Share Based Payment" ("SFAS 123R"), which requires all share-based payments, including grants of stock options, to be recognized in the  statement of operations as an operating expense, based on the fair value of the award on the date of grant.  The fair value of stock-based compensation is estimated using the Black Scholes option-pricing model.  The Group has expensed compensation costs, net of estimated forfeitures, applying the accelerated vesting method, over the requisite service period.

Share-based payments awarded to consultants (non-employees) are accounted for in accordance with EITF No. 96-18 "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring or in connection with Selling Goods or Services".

	M.	Discontinued operations

Under SFAS 144, "Accounting for the Impairment or Disposal of long-lived Assets" when a component of an entity, as defined in SFAS 144, has been disposed of or is classified as held for sale, the results of its operations, including the gain or loss on its disposal should be classified as discontinued operations and the assets and liabilities of such component should be classified as assets and liabilities attributed to discontinued operations.  The operations, assets and liabilities of the component (see Note 14) have been eliminated from the Group's operations and the Group will no longer have any significant continuing involvement in the operations of the component.

	N.	Comprehensive income (loss)

Comprehensive income (loss), presented in shareholders' equity, includes, in addition to net income (loss), translation gains and losses from the translation of subsidiary functional currency to the reporting currency.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 2	-	SIGNIFICANT ACCOUNTING POLICIES (cont.)

	O.	Recently issued accounting pronouncements

SFAS 141(R), "Business Combinations"
In December 2007, the FASB issued SFAS 141(R), “Business Combinations”. This Statement will replace SFAS 141, “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of SFAS 141 with respect to the implementation of the acquisition method of accounting (“the purchase method”) for all business combinations and for the identification of the acquirer for each business combination.  This Statement also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, how the acquirer recognizes and measures the goodwill acquired in a business combination and the disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

SFAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after December 15, 2008 (January 1, 2009 for the Group).  Early adoption of SFAS 141(R) is prohibited.  The Group has not yet evaluated this statement for the impact, if any, that it will have on the financial position and results of operations on the Group.

SFAS 160, "Noncontrolling Interests in Consolidated Financial Statements"
In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). This Statement amends ARB 51 and establishes accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Group).  Early adoption of SFAS 160 is prohibited.  The Group has not yet determined the impact, if any, that SFAS 160 will have on its financial position and results of operations.

SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles"  In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (the GAAP hierarchy). SFAS 162 is effective sixty days following the SEC's approval of PCAOB amendments to AU Section 411, "The Meaning of 'Present Fairly in Conformity With Generally Accepted Accounting Principles'".  The Group is currently adhere to the hierarchy of GAAP as presented in SFAS 162, and the adoption is not expected to have a material impact on the financial position and results of operations on the Group.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 3	OTHER CURRENT ASSETS

	US dollars
	December 31,
	2008	2007

Prepaid expenses	9,546	12,496
Government of Israel – including participation in research and development expenses	28,754	15,189
Advances to suppliers	8,302	-
	46,602	27,685

NOTE 4	-	PROPERTY AND EQUIPMENT, NET

	US dollars
	December 31,
	2008	2007

Computers	18,913	16,992
Furniture and office equipment	15,976	8,296
	34,889	25,288
Less – accumulated depreciation	(16,609)	(9,587)
	18,280	15,701

In the years ended December 31, 2008, 2007 and 2006, depreciation was US$ 7,325, US$ 5,766 and US$ 2,709, respectively, and additional equipment was purchased in an amount of US$ 9,866, US$ 319 and US$ 19,027, respectively.

NOTE 5	-	ACCOUNTS PAYABLE
A.	Trade

	US dollars
	December 31,
	2008	2007

Open accounts	14,344	11,983
Checks payable	16,562	6,362
	30,906	18,345

B.	Other

	US dollars
	December 31,
	2008		2007

Employees and related institutions	100,368		149,881
Accrued expenses	69,649		59,092
	170,017	(*)	208,973	(*)
(*)Related parties	112,563		56,550

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 6	-	LINES OF CREDIT

         Unutilized short-term lines of credit of the Company and its subsidiary as of December 31, 2008, aggregated to NIS 117,000 (US$ 30,773).

NOTE 7	-	COMMITMENTS

A.
Pimi Israel is committed to pay royalties to the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor on the proceeds from sales of systems resulting from research and development projects in which the Office of the Chief Scientist ("OCS") participates by way of grants. In the first 3 years of sales the Company shall pay 3% out of the sales of the product which was developed under the research and development projects. In the fourth, fifth and sixth years of sales, the Company shall pay 4% of such sales and from the seventh year onwards the Company shall pay 5% in the first 3 years of sales up to 100% of the amount of grants received plus interest at LIBOR.  Pimi Israel is entitled to the grants only upon incurring research and development expenditure.  There were no future performance obligations related to the grants received from the OCS.  As of December 31, 2008, the contingent liabilities with respect to grants received from the OCS, subject to repayment under these royalty agreements on future sales is NIS 484,429 (US$121,753), not including interest.

B.
On December 31, 2008, the Company currently leases office space at Kibbutz Alonim. The Company currently pays monthly rent of NIS 2,100 (US$552) plus VAT per month pursuant to a 12 month lease with an option to an additional 12 month period.

C.
On January 9, 2008, Pimi Israel signed a Consulting Agreement with the Center for Potato Research in a Warm Climate Ltd. (the "Center") which is controlled by Pimi members of the Advisory board.  Under the Agreement, Pimi Israel is obligated to pay a consulting fee in an amount of NIS 10,000 (US$2,630) a month plus VAT against a tax invoice to the Center.  Following a capital raise by Pimi Israel, the monthly consultancy fee shall be NIS 12,000 (US$3,156) a month.  The consultancy period is for three years commencing January 1, 2008 and may be extended.

D.	See Note 15A and 15B.

NOTE 8	-	SHARE CAPITAL

A.	Description of the rights attached to the Shares in the Company

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 8	-	SHARE CAPITAL (cont.)

B.	Stock-option plan of Pimi Israel

In January 2008, Pimi Israel’s Board of Directors ("Pimi Israel's Board") approved a stock option plan for the grant, without consideration ("Pimi Israel's plan"), of up to 623,547 options ("Pimi Israel's Options"), exercisable into 623,548 ordinary shares of NIS 0.01 par value of Pimi Israel to employees officers and directors of Pimi Israel.  The exercise price and vesting period for each grantee of Options will be determined by Pimi Israel's Board and specified in such grantee's option agreement.  The options will vest over a period of 1-16 quarters based on each grantee's option agreements.  Any option not exercised within 10 years after the date of grant thereof expires.

On the April 27, 2009, following the acquisition of Pimi Israel, the Company adopted the 2009 Share Incentive Plan (the "2009 Share Incentive Plan"), pursuant to which the Company's Board of Directors is authorized to grant up to 3,000,000 options, exercisable into 3,000,000 shares of the Company.  The purpose of the 2009 Share Incentive Plan is to offer an incentive to employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to the Company, as well as to replace the Pimi Israel Plan.

Upon the adoption of the 2009 Share Incentive Plan, all options granted under the Pimi Israel Plan were replaced by options subject to the 2009 Share Incentive Plan on a 1 for 1 basis (561,191 options were replaced).

As of December 31, 2008, 436,482 options out of Pimi Israel's plan have been granted to employees and 124,709 options to non-employees.  As stated above, all such options were replaced to options of the Company and are subject to the 2009 Share Incentive Plan.  (See D. and E. below).

The non-cash compensation relating to options granted to employees and directors was US$ 41,107 during the period ended December 31, 2008 (of which US$ 28,697 was charged to research and development expenses and US$ 12,410 was charged to general and administrative expenses).

The remaining amount of approximately US$ 64,029 will be charged to the statements of operations in future periods over the vesting period (15 quarters).

The fair value of options granted under the plan was estimated at the date of grant using the Black-Scholes option pricing model.  The following are the data and assumptions used:

Dividend yield (%)	0
Expected volatility (%)	50
Risk free interest rate (%)	3
Expected term of options (years)	5-7	(*)
Exercise price (US dollars)	0.01/0.72
Share price (US dollars)	0.2/0.72
Fair value (US dollars)	0.19-0.26

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 8	-	SHARE CAPITAL (cont.)

B.	Stock-option plan of Pimi Israel (cont.)

The following table presents a summary of the status of the grants to employees and directors as of December 31, 2008:

(*)	Due to the fact that the Company does not have historical exercise data, the expected term was determined based on the "simplified method" in accordance with Staff Accounting Bulletin No. 110.

	Number	Weighted average exercise price
Year ended December 31,	2 0 0 8

Balance outstanding at beginning of year	-	-
Granted	436,482	0.33
Exercised	-	-
Forfeited	-	-
Balance outstanding at end of the year	436,482	0.33
Balance exercisable at the end of the year	77,943	0.01

The aggregate intrinsic value of the balances outstanding and exercisable as of December 31, 2008 is US$ 172,168.  This amount represents the total intrinsic value, based on Pimi Israel's stock price of US$ 0.72 as of December 31, 2008, less the weighted exercise price.  This represents the potential amount received by the option holders had all option holders exercised their options as of that date.

Range of exercise prices	Outstanding at December 31,	Weighted average remaining contractual life	Weighted average exercise price	Exercisable at December 31,	Weighted average exercise price
US$	2008	years		2008

0.01	311,773	8.92	0.01	77,943	0.01
0.72	124,709	9.88	0.72	-	-
	436,482			77,943

C.	Investor's Options of Pimi Israel

During 2008, Pimi Israel issued 239,193 options with an exercise price of US$ 0.695 per option to several investors, exercisable until June 2009 and issued 769,526 options with an average exercise price of US$ 0.695 per option to several investors, exercisable until the end of February 2009.  See also Note 15D.

D.
In December 2008, a member of the Advisory Board received options under the Plan as part of the compensation for his services.  Pimi Israel has granted the advisor a total amount of 31,177 options to be vested over a period of 8 quarters, each quarter 3,897 shares, provided the advisor will provide Pimi Israel consulting services for a period of 2 years.  The exercise price shall be $0.72 per share.

                                    The non-cash compensation relating to options granted to the consultant was US$ 928 during the period ended December 31, 2008.

                                     As of December 31, 2008, the fair value of the options that are subject to future consulting services is US$ 10,480.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 8	-	SHARE CAPITAL (cont.)

E.
In December 2008, a member of the Advisory Board received options under the Plan as part of the compensation for his services.  Pimi Israel has granted the advisor a total amount of 93,532 options to be vested over a period of 16 quarters, each quarter 5,846 options for shares, provided the advisor will provide Pimi Israel consulting services for a period of 4 years.  The exercise price shall be $0.72 per share.

                                    The non-cash compensation relating to options granted to consultants was US$ 1,732 during the period ended December 31, 2008.

                                     As of December 31, 2008, the fair value of the options that are subject to future consulting services is US$ 32,491.

NOTE 9	-	RESEARCH AND DEVELOPMENT EXPENSES

	US dollars
	Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until December 31,
	2008	2007	2006	2008

Salaries and related expenses	210,037	225,366	176,246	695,671
Professional fees	104,104	30,285	58,776	258,467
Materials	84,762	37,580	81,139	225,012
Depreciation	6,739	5,189	2,384	14,531
Travel expenses	52,959	8,210	34,507	117,701
Vehicle maintenance	55,424	76,677	58,720	221,006
Office maintenance and other	31,634	26,956	40,232	110,937
	545,659	410,263	452,004	1,643,325
Less: Grants from the OCS (*)	(30,505)	(91,248)	-	(121,753)
	515,154	319,015	452,004	1,521,572

(*)	See Note 7A.

NOTE 10	-	GENERAL AND ADMINISTRATIVE EXPENSES

	US dollars
	Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until December 31,
	2008	2007	2006	2008

Salaries and related expenses	93,378	120,953	107,838	322,168
Professional fees	81,230	60,052	21,674	177,134
Vehicle maintenance	-	2,349	2,225	4,574
Depreciation	586	577	325	1,518
Office maintenance and other	11,838	6,105	18,756	38,126
	187,032	190,036	150,818	543,520

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 11	-	TAXES ON INCOME
A.	Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (the “Inflationary Adjustment Law”)

Until December 31, 2007, Pimi Israel reported for tax purposes in accordance with the provisions of the Inflationary Adjustments Law, whereby taxable income is measured in NIS, adjusted for changes in the Israeli Consumer Price Index.

Results of operations for tax purposes are measured in terms of earnings in NIS after adjustments for changes in the Israeli Consumer Price Index ("CPI").  Commencing January 1, 2008 this law is void and in its place there are transition provisions, whereby the results of operations for tax purposes are to be measured on a nominal basis.

B.	Reduction in corporate tax rates

On July 25, 2005, the Israeli Parliament passed an amendment to the Income Tax Ordinance (No. 147) – 2005, gradually reducing the tax rate applicable to the Company (regarding profits not eligible for “approved enterprise” benefits mentioned above) as follows: in 2006 – 31%, in 2007 – 29%, in 2008 – 27%, in 2009 – 26% and in 2010 and thereafter – 25%.

C.	Tax assessments

The Company and Pimi Israel have not received final tax assessments since their inception.

D.	Carryforward tax losses

As at December 31, 2008, Pimi Israel has loss carry forward balances for income tax purposes of US$ 1,980,712 that are available to offset future taxable income, if any.

E.	The following is reconciliation between the theoretical tax on pre-tax income, at the applicable Company tax rate, and the tax expense reported in the financial statements:

	US dollars
	Year ended December 31,
	2008	2007	2006
Pretax loss	(602,994)	(495,045)	(585,181)
Federal tax rate	15%	15%	15%
Income tax computed at the ordinary tax rate	90,449	74,257	87,777
Non-deductible expenses	(1,280)	(1,200)	(1,184)
Stock-based compensation	(11,817)	-	-
Tax in respect of differences in corporate tax rates	72,359	69,306	85,769
Losses and timing differences in respect of which no deferred taxes were generated	(149,711)	(142,363)	(172,362)
	-	-	-

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 11	-	TAXES ON INCOME (cont.)

F.
Deferred taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and income tax reporting purposes.  Significant components of the Group's future tax assets are as follows:

	US dollars
	Year ended December 31,
	2008	2007	2006
Composition of deferred tax assets:
Provision for employee related obligation	28,316	12,199	-
Stock-based compensation	11,147	-	-
Non-capital loss carry forwards	534,792	422,588	257,580
Valuation allowance	(574,255)	(434,787)	(257,580)
	-	-	-

NOTE 12	-	EARNINGS (LOSS) PER SHARE

The net income (loss) and the weighted average number of shares used in computing basic earnings (loss) per share for the years ended December 31, 2008, 2007 and 2006, are as follows:

	US dollars
	Year ended December 31,
	2008	2007	2006
Net income (loss)used for the computation of basic loss per share generated from continuing operation	(602,994)	(495,045)	585,181
Net income (loss)used for the computation of basic loss per share generated from discontinued operation	-	153,592	(246,234)
Net loss	(602,994)	(341,453)	(831,415)

	Number of shares
	Year ended December 31,
	2008	2007	2006
Weighted average number of shares used in the computation of basic earnings per share	5,029,208	1,160,930	121,341

(*)	The effect of the inclusion of options in 2008 is anti-dilutive. In 2007 and 2006, there were no potential shares outstanding.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 13	-	RELATED PARTIES
A.
On July 12, 2004, Nir Ecology Ltd. ("Nir", a shareholder of the Company), and Machteshim Chemical Works Ltd. ("Machteshim") entered into an agreement (the "Assignment Agreement"), under which Machteshim transferred to Pimi Israel, all of its rights in the know-how and/or information relating to the product known as MC-10, which is the previous name of the Pimi Israel's product SpuDefender (the "Product").  In addition, Machteshim transferred to Pimi Israel all the rights in the patents and/or patent requests and/or licenses and/or documents related to the Product. Under the Assignment Agreement, Machteshim undertook to register, at its own expense, all the rights in the patent and/or patent request, relating to the Product, in the countries set out in an appendix to Assignment Agreement.  If Machteshim does not register the patents, it was agreed that Machteshim will transfer all the required documents to Nir, or any party on its behalf, and Nir, or any party on its behalf, shall carry out the registration.  Under an agreement dated, November 11, 2005 between Nir and Pimi Israel, Nir declared and confirmed that the know-how and patents and patent application and/or licenses relating to the Product which were transferred to Pimi Israel from Machteshim under the Assignment Agreement (the "Intellectual Property") belong exclusively to Pimi Israel except for the right of use of the Intellectual Property for water treatment applications which was granted irrevocably and exclusively on a world-wide basis to Nir or to its controlling shareholders (or any company in which Nir’s controlling shareholders have an interest).  Nir undertook to sign all necessary documents for the completion of the assignment of the Intellectual Property to Pimi Israel

Nir has been engaged in treatment of Pimi Israel's patents and IP during the years 2006-2008 and has incurred expenses related to such services.  During 2008, Pimi Israel has agreed to pay to Nir for these services and in reimbursement of the expenses incurred by it a sum of NIS 100,000 (US$ 26,300).  In 2009, Pimi Israel paid NIS 40,000 (US$ 10,500), and will pay Nir the balance of NIS 60,000 (US$ 15,800) when Pimi Israel raises funds of at least US$ 1,000,000.  The consolidated financial statements as of December 31, 2008 include a provision in the sum of US$ 26,300.

B.
Nir is the agent of the State of Israel for raw materials utilized by Pimi Israel in the formulation of its products.  During the development stage of its formulation, Pimi Israel imported to Israel the raw materials in order to formulate its products.  Under an agreement dated November 11, 2005, Pimi Israel purchased from Nir such raw materials at cost plus a 10% handling commission.  Under this agreement, Pimi Israel paid to Nir as handling commission amounts of US$1,461, and US$1,699 in the years 2007 and 2006 respectively.  Currently Pimi Israel does not produce the formulation in Israel, and does not expect to purchase such raw materials from Nir in the future.

C.
Nir and Pimi Israel share the same office space in Kibbutz Alonim, Israel.  The office space was rented together by Pimi Israel and Nir from Kibbutz Alonim under two separate lease agreements (see Note 7B). Nir provided office services to Pimi Israel and paid the insurance premiums for the offices. Pimi Israel paid Nir for these services and expenses (including IT, insurance, maintenance, office equipment and supplies "the services") amounts of US$6,031 and US$3,498 in the years 2007 and 2006, respectively. As of 2009, Pimi Israel subleased to Nir 10 square meters of office space, for US$75 per month.

D.
Mr. Nimrod Ben Yehuda and Mr. Eitan Shmueli (the controlling shareholder of Omdan Consulting and Instructions Ltd. ("Omdan")), have guaranteed to Bank Hapoalim a line of credit of NIS 60,000 (US$15,781) extended to Pimi Israel.

E.
On April 1, 2005, Mr. Nimrod Ben Yehuda guaranteed on behalf of Pimi Israel, certain obligations of Pimi Israel under a lease agreement dated April 1, 2005 for Pimi Israel's offices with Kibbutz Alonim.

F.	On December 12, 2007, Mr. Carmel guaranteed to Bank Leumi a line of credit of NIS 57,000 (US$14,992) extended to Pimi Israel

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 13	-	RELATED PARTIES (cont)

G.
On November 27, 2006, Pimi Israel entered into an Employment Agreement with its CEO whereby from December 1, 2007, the CEO was entitled to a total consideration of NIS 30,000 (US$ 7,891) plus VAT per month.  According to the amended employment agreement of October 29, 2008, the CEO is entitled to a total consideration of NIS 50,000 (US$13,151) plus VAT per month as from the month of October 2008.  This consideration is paid against a VAT receipt and it covers all social benefits, car maintenance and cellular phone expenses of the CEO.  The CEO undertook to make the payments for social security, the pension fund and any other social insurance and benefits. Pimi Israel paid the CEO the total amount of NIS 437,400 (US$119,715) in 2008 (2007 – NIS 30,000 (US$ 7,800)), as consideration under his employment agreement.

In addition, the CEO is entitled to options under the Plan  in the total amount of 311,773 options for 311,773 ordinary shares to be vested over 16 quarters starting in December 2007 with 19,486 shares vesting each quarter.  The exercise price per each ordinary share is US$0.01.

H.
According to an agreement dated November 13, 2005 and its addendum dated November 16, 2006 Mr. Ben Yehuda was appointed as Pimi Israel's CTO.  The CTO is entitled to a monthly gross salary of NIS 25,000 (US$6,575), plus executive insurance, education fund at the rate of 10% (7.5% contribution by Pimi Israel), disability insurance at a rate not to exceed 2% with customary coverage, a fully paid rental car (including tax assessment for private use), mobile phone expenses, a semi-annual bonus for sale targets (which were not met during the reported periods).

The CTO received amounts of US$119,900, US$112,592 and US$95,289 as salaries and social benefits in the years 2008, 2007 and 2006, respectively

.

I.
Pimi Israel entered into a Personal Service Agreement in November 2008 with Mr. Avi Lifshitz, CPA (Isr.) (hereinafter: the “CFO”).  The CFO and Adwise Ltd. ("Adwise"), a company under the control of the CFO, are entitled to a total consideration of NIS 10,000 (US$2,630) plus VAT per month as from October 2008.  According to the service agreement, until the date on which Pimi Israel raises capital from external investors in an amount exceeding US$1,000,000, Pimi Israel shall pay the CFO and Adwise, on account of the consideration, and the remaining amount of NIS 5,000 (US$1,315) plus VAT, shall accrue to the credit of the CFO and Adwise and shall be paid to them after the aforementioned influx of capital.  Pimi Israel paid the CFO and Adwise the total amount of NIS 30,000 (US$7,891), in 2008 as consideration under the Personal Service Agreement.

In addition the CFO is entitled to options under the Plan under which he will be entitled to 62,355 options for 62,355 company shares to be vested over 16 quarters as of October 1, 2008, with 3,897 shares vesting each quarter.  The exercise price per ordinary share is US$0.72.

J.	Legal Services
The law firm of Sadot & Co., in which Mr. Eitan Shmueli (a controlling shareholder of Omdan), is a partner, has a retainer agreement with Pimi Israel and has received legal fees from Pimi Israel during the last 3 years, in amounts of NIS 91,142 (US$24,731), NIS 121,188 (US$29,500) and NIS 74,859 (US$16,798) in the years 2008, 2007 and 2006, respectively.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 14	-	DISCONTINUED OPERATIONS

A.
On April 30, 2007, Pimi Israel completed the sale of its entire shareholding in Optiguide Humidity Control Ltd. (hereinafter: "Optiguide") Optiguide was engaged in development, assembly and marketing of humidity control, and it was acquired by Pimi Israel during December 2005 for no consideration.  Optiguide met the definition of a component under SFAS 144.  Accordingly, the results of operations of Optiquide have been classified as discontinued operations in the statements of operations and prior period results have been reclassified accordingly.

As a result of this sale, Pimi Israel recognized during fiscal year 2007, a capital gain in an amount of US$245,574.

B.	The following are the results of discontinued operations

	US dollars
	Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until December 31,
	2008	2007	2006	2008

Revenues	-	124,434	505,219	629,653
Cost of sales	-	(119,044)	(286,872)	(405,916)
Gross profit	-	5,390	218,347	223,737

Marketing expenses	-	(42,962)	(223,778)	(266,740)
General and administrative expenses	-	(52,993)	(240,075)	(280,760)

Operating loss	-	(90,565)	(245,506)	(323,763)

Financing income, net	-	(1,417)	(728)	(2,145)
	-	(91,982)	(246,234)	(325,908)
Capital gain on disposal	-	245,574	-	245,574

Net loss	-	153,592	(246,234)	(80,334)

NOTE 15	-	SUBSEQUENT EVENTS
A.	Joint venture Agreement with Vegisafe

In January 2009, Pimi Israel entered in a Joint Venture Agreement ("JV") with Vegisafe LLC ("Vegisafe") a Limited Liability Company registered in the US, and part of a group of companies engaged in consulting to mass-market retailers and major supermarket chains in North America. The JV will market, sell and distribute Pimi Israel's Product and Technology throughout the USA on an exclusive basis, and throughout Canada and Mexico on a non-exclusive basis. Vegisafe shall seek Retailers and/or major Distributors in the US, who will recommend to its producer and/or suppliers to produce and supply the Isopropyl (N-3 – Chlorophenyl) carbamate (CIPC) free potatoes or CIPC free potato products.  The exclusivity of the JV will be subject to fulfillment of certain milestones of annual sales. Pimi Israel shall have 70% of the rights in the JV and Vegisafe will have 30% of the rights.

Vegisafe will invest in the JV an aggregate amount of US$250,000 which will be used to cover expenses reflected in a budget prepared for the JV and approved by Vegisafe and Pimi Israel.  Any additional investment in excess of the US$250,000 shall be contributed by the parties to the JV upon the mutual consent of the parties taking into account the JV's business and needs and will be transferred to the Joint Venture as follows:  70% by Pimi Israel and 30% by Vegisafe.

PIMI AGRO CLEANTECH, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)

NOTE 15	-	SUBSEQUENT EVENTS (cont.)
B.	Agreement with Omex

In January 2009, Pimi Israel and Omex Agriculture Ltd. ("Omex"), a company which is active in supplying agricultural supplies to farmers in the UK, entered into an Exclusive Distribution Agreement, for a term of 5 years. Under this agreement, Omex undertook to market, sell, distribute and install systems and equipment required for the application of Pimi Israel's Product in the UK. In case Omex does not achieve minimum sales targets, then it might lose its Exclusive distribution or even lose the rights for distribution in the UK.

C.	Investments in Shares of Pimi Israel

On January 20, 2009 an investment agreement was entered into between Pimi Israel and Earthbound LLC a Limited Liability Company registered in Delaware ("EB"). It was agreed that EB will invest the total sum of US$300,000. The investment will be paid to Pimi Israel in tranches as follows: first tranche of US$60,000 will be paid on March 15, 2009.  The balance of US$240,000 will be paid in four installments as follows: US$60,000 on June 15, 2009, US$90,000 on September 15, 2009 and US$90,000 on January 15, 2010. EB will receive the allocated shares pro rata to the investment against each installment of the investment.  At balance sheet date, EB has invested the sum of US$60,000 and received 45,328 ordinary shares of Pimi Israel which were exchange to 45,328 common stock shares of the Company.

On May 3, 2009, the Company issued to Earthbound LLC a warrant for the purchase of 145,985 Common Stock shares at the price of US$1.37 per share to be exercised until June 15, 2009. The warrant has been granted to EB as a further incentive to EB to increase their investment in the Company and their involvement in its activities.

D.	Exercise of Existing Option in Pimi Israel

During the months of January and February 2009, 201,972 options exercisable until February 2009 were exercised into 201,972 Pimi Israel common shares for a total amount of US$145,000 at an average price of US$0.721 per share. All such shares were replaced during the acquisition of Pimi Israel by the Company with shares of the Company and the remaining 567,554 options exercisable until February 2009 expired. The 239,193 options exercisable until June 2009 were replaced with 239,193 options exercisable into shares of the Company at the same exercise price and contractual life.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Certificate of Incorporation provides to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$30.56
Accounting fees and expenses	$80,000
Legal fees and expenses	$185,000
TOTAL *	$265,030
* Estimated

Item 26. Recent Sales of Unregistered Securities

On April 27, 2009, we entered into an Exchange Agreement with Pimi Israel and all of the shareholders of Pimi Israel, ("the Shareholders") pursuant to which we agreed to acquire all of the issued and outstanding shares of Pimi Israel. As consideration for the acquisition of the shares of Pimi Israel, we agreed to issue an equal number of shares of our Common Stock to the Shareholders of Pimi Israel. As a result of the Exchange Agreement, Pimi Israel became a wholly-owned subsidiary of the Company.

The shares owned by the Shareholders, who are all Israeli residents, were issued pursuant to Section 104B of the Israeli Tax Ordinance (the “Tax Ordinance”). Pursuant to the Tax Ordinance, the shares were issued to and in the name of a trustee appointed by the Company (the “Trustee”). Moreover, the shares (and all related rights) shall be held by the Trustee in trust for the Shareholders who are Israeli residents for a period of 24 months following the granting of the Shares (the “Restricted Period”), during which period the Israeli residents shall be entitled to sell a collective aggregate amount of 10% of their shares (i.e. 328,380 shares). The Israeli resident's shareholders may privately agree that any of them may be able sell more than 10% of their shares, provided the other shareholders agree to sell less than 10% of their shares. Accordingly, the total amount of the shares sold by the Israeli resident's shareholders during the Restricted Period shall not exceed 10% of the aggregate shares held by these shareholders.

The Israeli resident's shareholders have agreed that the Israeli resident's shareholders listed on the Selling Shareholders table herein may sell the number of shares included in this Prospectus.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the securities Act of 1933, as amended.  No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited  number of persons,  all of whom were accredited  investors,  business  associates of Pimi or executive officers of Pimi, and transfer was restricted by  Pimi in  accordance  with the  requirements  of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations above-referenced  persons were accredited or sophisticated  investors,  and that they were capable of  analyzing  the merits and risks of their  investment,  and that they understood the speculative  nature of their  investment.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of Pimi Agro Cleantech Ltd.

3.2	Change of Name Certificate of Pimi Agro Cleantech Ltd.

3.3	Certificate of Incorporation of Pimi Agro Cleantech, Inc.

3.4	By-laws of Pimi Agro Cleantech Ltd.

5.1	Legality Opinion of Sichenzia Ross Friedman Ference LLP.

10.1	Employment Agreement by and between Mr. Youval Saly and Pimi Agro Cleantech Ltd. dated November 27, 2006.

10.2	Addendum to the Employment Agreement with Mr. Youval Saly dated October 29, 2008.

10.3	Employment Agreement with Mr. Nimrod Ben Yehuda dated November 13, 2005.

10.4	Addendum to the Employment Agreement with Mr. Nimrod Ben Yehuda dated November 15, 2006

10.5	Addendum to the Employment agreement with Mr. Nimrod Ben Yehuda dated April 28, 2009.

10.6	Agreement with Prof. Ilan Chet dated January 6, 2009.

10.7	Employment Agreement by and between Mr. Avi Levi and Pimi Agro Cleantech Ltd. dated August 31, 2005.

10.8	Employment Agreement by and between Mr. Avi Lifshitz and Pimi Agro Cleantech Ltd. dated November 19, 2008

10.9	Pimi Agro Cleantech Ltd. 2008 Share Option Plan and option Agreements with: Mr. Youval Saly, Mr. Avi Lifshitz, Mr. Avi Levi, Mr. Doron Shorrer, Prof. Avi Nachmias, Prof. Ilan Chet .

10.10	Agreement between Machteshim Chemical Works Ltd. and Nir Ecology Ltd. dated July 12, 2004.

10.11	Agreement between Nir Ecology Ltd. and Pimi Agro Cleantech Ltd both dated November 11, 2005.

10.12	Agreement between Nir Ecology Ltd. and Pimi Agro Cleantech Ltd both dated November 11, 2005.

10.13	Investment Agreement between Mr. Ben Yehuda, Omdan Consulting and Instruction Ltd., Mr. Carmel and JNS Capital LLC dated November 13, 2005.

10.14	Addendum to the Investment Agreement between Mr. Ben Yehuda, Omdan Consulting and Instruction Ltd., Mr. Carmel and JNS Capital LLC dated November 15, 2006

10.15	Overseas Market Development Consultancy Agreement by and between Pimi Agro Cleantech Ltd. and The Center for Potato Research in a Warm Climate dated January 9, 2008.

10.16	MOU between Pimi Agro Cleantech LTD. and Omnivent Techniek BV dated May 19, 2008.

10.17	Agreement for Services by and between Wagner Regulatory Associates, Inc. Pimi Agro Cleantech Ltd. dated September 21, 2008

10.18	Tenancy Agreement between Kibbuts Alonim and Pimi Agro Cleantech Ltd dated December 30, 2008.

10.19	Agreement between Redebel S.A. and Pimi Cleantech Ltd. (Registration Assistance Agreement) dated December 23, 2008.

10.20	Agreement by and between Omex Agriculture Ltd. and Pimi Agro Cleantech Ltd. dated January 11, 2009.

10.21	Letter of Intent Agreement by and between Vegiesafe LLC and Pimi Agro Cleantech Ltd. dated January 20, 2009.

10.22	Term Sheet with Earthbound LLC dated January 20, 2009.

10.23	Voting Agreement between Alon Carmel, Omdan Consulting, and Instruction Ltd and Nir Ecology dated February 24, 2009.

10.24	Addendum to the Voting Agreement of February 24, 2009 dated April 23, 2009.

10.25	Share Exchange Agreement between Pimi Agro Cleantech Inc., Pimi Agro Cleantech Ltd. and the Shareholders of Pimi Agro Cleantech Ltd., dated April 27, 2009.

10.26	Pimi Agro Cleantech, Inc. 2009 Stock Incentive Plan.

10.27	Warrant issued by Pimi Agro Cleantech, Inc. to Earthbound LLC dated May 3, 2009.

21.1	List of subsidiaries of the Company.

23.1	Consent of Fahn Kanne & Co.(Filed herewith).

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

99.1	Approval of Office of the Chief Scientist, Ministry of Industry, Trade and Labor, State of Israel, dated April 11, 2007.

99.2	Approval of Office of the Chief Scientist, Ministry of Industry, Trade and Labor, State of Israel, dated November 12, 2007.

Item 28. Undertakings

 The undersigned Registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Kibbutz Alonim, Hutzot Alonim, Israel on May 5, 2009.

PIMI CORPORATION

May 5, 2009	By:	/s/ Youval Saly
Youval Saly
Chief Executive Officer
(Principal Executive Officer)

May 5, 2009	By:	/s/ Avi Lifshitz
Avi Lifshitz
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Youval Saly his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Youval Saly	Chief Executive Officer	May 5, 2009
Youval Saly	(Principal Executive Officer)

/s/ Avi Lifshitz	Chief Financial Officer	May 5, 2009
Avi Lifshitz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alon Carmel	Chairman of the Board	May 5, 2009
Alon Carmel

/s/ Nimrod Ben-Yehuda	Chief Technology Officer, Director	May 5, 2009
Nimrod Ben-Yehuda

/s/ Doron Shorrer	Director	May 5, 2009
Doron Shorrer

/s/Rami Treger	Director	May 5, 2009
Rami Treger